Exhibit 10.4

EXECUTION VERSION

CONTRIBUTION AND SALE AGREEMENT

Among

EVERCORE LP,

EVERCORE PARTNERS INC.,

ROGER C. ALTMAN,

AUSTIN M. BEUTNER,

PEDRO ASPE,

AND

THE OTHER PARTIES NAMED HEREIN

Dated As Of

May 12, 2006

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-ii-

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EXHIBITS:

Exhibit A	PCB Management Trust Contribution Agreement
Exhibit B	Form of Amended Partnership Agreement
Exhibit C	Form of Pubco Amended Certificate of Incorporation and By-Laws
Exhibit D	Form of Protego Partners Note
Exhibit E	Form of Evercore GP Holdings Terms Letter
Exhibit F-1	Form of Evercore Merger Agreements
Exhibit F-2	Form of Certificates of Merger
Exhibit G-1	Form of Managing Director Non-Solicitation Agreement
Exhibit G-2	Form of Vice President Non-Solicitation Agreement
Exhibit G-3	Form of Associate/Analyst Non-Solicitation Agreement
Exhibit H-1	Form of Employment Agreement for Roger Altman
Exhibit H-2	Form of Employment Agreement for Austin Beutner
Exhibit H-3	Form of Employment Agreement for Pedro Aspe

ANNEXES:

Annex A	List of Evercore Service Partners
Annex B	List of Existing Protego Service Partners
Annex C	List of New Protego Service Partners
Annex D	Allocation of Partnership Units
Annex E	Allocation of Protego Partners Note Repayment to Protego Partners
Annex F	Allocation of Protego Indemnification Obligations
Annex G	Allocation of Evercore Indemnification Obligations

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CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT, dated as of May 12, 2006, is entered into by and among Evercore LP, a limited partnership organized under the laws of Delaware (the “Partnership”), Evercore Partners Inc., a corporation organized under the laws of Delaware (“Pubco”), Roger C. Altman and Austin M. Beutner (collectively, the “Evercore Founders”), each of the individuals and entities listed on Annex A hereto (collectively, the “Evercore Service Partners”), Pedro Aspe (the “Protego Founder”), each of the individuals listed on Annex B hereto (collectively, the “Existing Protego Service Partners”), and each of the individuals listed on Annex C hereto (collectively, the “New Protego Service Partners”). The Evercore Founders and the Evercore Service Partners are collectively referred to herein as the “Evercore Partners”. The Protego Founder, the Existing Protego Service Partners and the New Protego Service Partners are collectively referred to herein as the “Protego Partners”.

RECITALS

WHEREAS, the Evercore Founders have formed Evercore Temporary GP Inc., a Delaware corporation (the “Temporary GP”); the Evercore Founders, together with Temporary GP, have formed the Partnership; and the Partnership has formed Pubco;

WHEREAS, the Evercore Founders own 100% of the outstanding equity interests of Temporary GP, which is the general partner of the Partnership; Temporary GP and the Evercore Founders own 100% of the outstanding equity interests of the Partnership; and the Partnership owns 100% of the outstanding equity interests of Pubco;

WHEREAS, the Partnership will issue certain units of its limited partnership interests to the Evercore Service Partners and the Protego Partners, and Pubco will issue certain shares of its common stock to the Evercore Partners and the Protego Partners, in each case, in accordance with the terms and conditions set forth herein;

WHEREAS, the Evercore Founders own 100% of the outstanding equity interests in (i) Evercore Properties Inc. (f/k/a Evercore Partners Inc.), a Delaware corporation (“EPI”), and (ii) Evercore Advisors Inc., a Delaware corporation (“EAI” and, together with EPI, the “Evercore S Corps”);

WHEREAS, the Evercore Partners own directly 100% of the outstanding equity interests in (i) Evercore Group Holdings L.L.C., a Delaware limited liability company (“EGH LLC”), (ii) Evercore Group Holdings L.P., a Delaware limited partnership (“EGH LP”), (iii) Evercore Group L.L.C. (f/k/a Evercore Group Inc.), a Delaware limited liability company (“EG LLC”), and (iv) Evercore GP Holdings L.L.C., a Delaware limited liability company (“Evercore GP Holdings” and, together with the Evercore S Corps, EGH LLC, EGH LP and EG LLC, each an “Evercore Entity” and collectively the “Evercore Entities”);

WHEREAS, (x) the Protego Founder and Existing Protego Service Partners own, directly or indirectly, 100% of the outstanding equity interests of (i) Protego Asesores S.A. de C.V., a Mexican sociedad anónima de capital variable (“PAS”), (ii) Protego SI, S.C., a Mexican sociedad civil (“Protego SI”), (iii) Protego Administradores, S.A. de C.V., a Mexican sociedad anónima de capital variable (“PAd”), (iv) Protego PE S.A. de C.V., a Mexican sociedad anónima de capital variable (“Protego PE”), (v) Protego Servicios, S.C., a Mexican sociedad civil (“Protego Servicios”), (vi) Sedna S. de R.L., a Mexican sociedad de responsabilidad limitada (“Sedna”), and (vii) BD Protego S.A. de C.V., a Mexican sociedad anónima de capital variable (“BD Protego”), and 51% of the outstanding equity interests of Protego Casa de Bolsa, S.A. de C.V., a Mexican sociedad anónima de capital variable with license to operate as a broker-dealer in Mexico (“PCB”), and (y) the Protego Founder and PCB own 100% of the outstanding equity interests of Protego CB Servicios S.A. de C.V., a Mexican sociedad anónima de capital variable (“CB Servicios”, and together with PAS, Protego SI, PAd, Protego PE, Protego Servicios, Sedna, BD Protego and PCB, each a “Protego Entity” and collectively the “Protego Entities”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Partnership will acquire, directly or indirectly, (i) 100% of the issued and outstanding equity interests of each of the Evercore Entities, (ii) 100% of the issued and outstanding equity interests of each of the Protego Entities (other than PCB) and (iii) 51% of the issued and outstanding equity interests of PCB;

WHEREAS, Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, as Trustee of the Inbursa trust F/1338 (the “PCB Management Trust”), which owns, 19% of the outstanding equity interests of PCB has entered into an agreement concurrently with the execution of this Agreement pursuant to which the Partnership will acquire 19% of the outstanding equity interests of PCB from the PCB Management Trust, which agreement is attached hereto as Exhibit A-1 (as amended from time to time, the “PCB Management Trust Contribution Agreement”); and

WHEREAS, following the consummation of the transactions described above, Pubco will replace Temporary GP as the general partner of the Partnership and will issue shares of its common stock to the public in an initial public offering.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement (including the Schedules hereto), the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

“Acentus” means Acentus S.C., a sociedad civil organized under the laws of Mexico.

“Action” means any claim, action, suit, litigation, arbitration, inquiry, investigation or other proceeding.

“Affiliate” or “affiliate” means, as to any Person, any other Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Aggero” means Aggero S.C., a sociedad civil organized under the laws of Mexico.

“Agreement” means this Contribution and Sale Agreement, and all Schedules and Exhibits hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Amended Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership attached hereto as Exhibit B.

“Applicable Laws” is defined in Section 3.1.16(b).

“Authorizations” means, as to any Person, all licenses, permits, franchises, orders, approvals, concessions, registrations, qualifications and other authorizations with or under all federal, state, local or foreign laws and Governmental Authorities and all industry or other non-governmental regulatory organizations that are issued to such Person.

“BD Protego” is defined in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York or Mexico City are authorized or required to close.

“CB Servicios” is defined in the Recitals.

“Claim” is defined in Section 6.5(a).

“Class A Stock” means Class A common stock, par value $0.01 per share, of Pubco, which Class A common stock shall have the rights, preferences and terms contained in the Pubco Amended Certificate of Incorporation and Pubco Amended By-Laws.

“Class A-1 Units” means Class A-1 units of limited partnership interests of the Partnership, which Class A units shall have the rights, preferences and terms contained in the Amended Partnership Agreement.

“Class A-2 Units” means Class A-2 units of limited partnership interests of the Partnership, which Class A units shall have the rights, preferences and terms contained in the Amended Partnership Agreement.

“Class B Stock” means Class B common stock, par value $0.01 per share, of Pubco, which Class B common stock shall have the rights, preferences and terms contained in the Pubco Amended Certificate of Incorporation and Pubco Amended By-Laws.

“Class B-1 Units” means Class B-1 units of limited partnership interests of the Partnership, which Class B-1 units shall have the rights, preferences and terms contained in the Amended Partnership Agreement.

“Class B-2 Units” means Class B-2 units of limited partnership interests of the Partnership, which Class B-2 units shall have the rights, preferences and terms contained in the Amended Partnership Agreement.

“Class C Units” means Class C units of limited partnership interests of the Partnership, which Class C units shall have the rights, preferences and terms contained in the Amended Partnership Agreement.

“Closing” and “Closing Date” is defined in Section 2.2.

“Closing Deadline” is defined in Section 8.1.1(e).

“CNBV” is defined in Section 2.3(b)(vii).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, in each case as in effect from time to time, with any references to specific sections of the Code construed also to refer to any predecessor or successor sections thereof.

“Commercially Reasonable Efforts” means a Party’s efforts in accordance with reasonable commercial practices and without the payment of any money to any third party except the incurrence of reasonable costs and expenses that are not material in the context of the commercial objectives to be achieved by the subject efforts of such Party.

“Confidential Information” means any non-public information concerning businesses and affairs of the Protego Partners, any of the Protego Entities, the Evercore Partners, any of the Evercore Entities, the Partnership, Temporary GP, Pubco or any of their respective Affiliates.

“Contribution and Sale Transactions” means, collectively, the Transactions (other than the transactions contemplated by the PCB Management Trust Contribution Agreement).

“CSS Service Payment” means the amount paid to Carlos Leopoldo Sales Sarrapy, prior to the Closing Date, under the Service Agreement, dated as of May 10, 2006, between PAS and Carlos Leopoldo Sales Sarrapy.

“DAI” means Discovery Americas I, LP, a limited partnership organized under the laws of Ontario.

“DAI GP” means Discovery Americas Associates, LP, a limited partnership organized under the laws of Ontario.

“DAI GP Partnership Agreement” means the Agreement of the Limited Partnership of Discovery Americas Associates, L.P., dated as of October 31, 2003, as amended from time to time.

“Designated Accountant” is defined in Section 4.3.9(d).

“Disregarded Entity” means an entity that is disregarded as an entity separate from its owner under Treasury Regulation Section 301.7701-3(a).

“Due Date” is defined in Section 6.7(a).

“EAI” is defined in the Recitals.

“ECP II” means Evercore Capital Partners II L.P., a Delaware limited partnership.

“ECP II GP” means Evercore Partners II L.L.C., a Delaware limited liability company.

“ECP II Partnership Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of ECP II, dated as of March 28, 2003, as amended from time to time.

“EGH LLC” is defined in the Recitals.

“EGH LP” is defined in the Recitals.

“EG LLC” is defined in the Recitals.

“EG LLC Minimum Net Capital Amount” means an amount equal to the minimum net capital requirement imposed by the SEC under Rule 15c3-1 or any self-regulatory organization of which EG LLC is a member.

“EG LLC Net Capital” means, as of the applicable date, net capital of EG LLC as calculated in accordance with Rule 15c3-1 of the Exchange Act and applied on a basis consistent with EG LLC’s historical accounting practices.

“EG LLC Net Capital Certificate” is defined in Section 4.3.9(b).

“EG LLC Reports” is defined in Section 3.2.21(b).

“Employment Agreements” means the employment agreements of each of Roger Altman, Austin Beutner and Pedro Aspe, in the forms attached hereto as Exhibits H-1, H-2 and H-3, respectively.

“Environmental Claim” means any Action alleging a violation of, or liability under, any Environmental Law.

“Environmental Laws” means Requirements of Law and Governmental Orders relating to pollution or the protection of the environment, natural resources or public or worker health or safety.

“EPI” is defined in the Recitals.

“ERISA” is defined in Section 3.2.16(a).

“Evercore Authorizations” is defined in Section 3.2.3(b).

“Evercore Certificates of Merger” is defined in Section 2.3(a)(i).

“Evercore Contracts” is defined in Section 3.2.5(b).

“Evercore Contributions” is defined in Section 2.1.2(b)(iii).

“Evercore Current Balance Sheet” means the audited combined balance sheet as of December 31, 2005 included as part of the Evercore Financial Statements.

“Evercore Distribution Amount” means an amount equal to the net income of the Evercore Entities, on a consolidated and combined basis, from January 1, 2006 through the open of business on the Closing Date as calculated in accordance with GAAP in a manner consistent with the historical accounting practices of such Evercore Entities and consistent with the preparation of the Evercore Financial Statements; provided that such net income of the Evercore Entities on a consolidated and combined basis, from January 1, 2006 through the Closing shall only be included to the extent such net income has not been distributed prior to the date of this Agreement; and provided, further, that the calculation of net income for purposes of determining the Evercore Distribution Amount shall not take into account any Expenses or accruals for Expenses which shall be paid in accordance with Section 8.3.

“Evercore Entities” is defined in the Recitals.

“Evercore Financial Statements” is defined in Section 3.2.12.

“Evercore Founders” is defined in the preamble.

“Evercore GP Holdings” is defined in the Recitals.

“Evercore GP Holdings Terms Letter” is defined in Section 2.1.2(b)(ii).

“Evercore Lease” is defined in Section 3.2.9(b).

“Evercore Leased Real Property” is defined in Section 3.2.9(b).

“Evercore Merger Agreements” is defined in Section 2.3(a)(i).

“Evercore Mergers” is defined in Section 2.1.2(a)(ii).

“Evercore Partners” is defined in the preamble.

“Evercore Plans” is defined in Section 3.2.16(a).

“Evercore S Corps” is defined in the Recitals.

“Evercore Service Partners” is defined in the preamble.

“Exchange Act” means U.S. Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended

“Existing Protego Service Partners” is defined in the preamble.

“Expenses” is defined in Section 8.3.

“Fair Market Value” means, with respect to a single Partnership Unit or share of Class A Stock as of any determination date, an amount in U.S. dollars equal to the average (rounded to the nearest 1/1,000) of the closing sale prices per share of Class A Stock on the national securities exchange or interdealer quotation system on which such Class A Stock is then traded or listed, as reported by the Wall Street Journal, for the ten (10) trading days ending on the second trading day immediately prior to the date of determination; provided that, in the event that the event or circumstance giving rise to an indemnification claim in respect of which payment is due hereunder would be required to be publicly disclosed by Pubco, the 10-trading day period for purposes of calculating the Fair Market Value of the Partnership Units and/or Class A Stock shall commence on the second trading day following the date of such public announcement.

“FCPA” is defined in Section 3.1.20.

“Form S-1” is defined in Section 4.3.7(a).

“Founder Non-Solicitation Agreements” means the Confidentiality, Non-Solicitation and Proprietary Information Agreements entered into by each of the Protego Founder and the Evercore Founders as of the date hereof, which shall take effect as of the closing of the IPO.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect as of the date hereof.

“Governmental Authority” means any branch of power (whether executive, legislative or judicial) of any nation or government, any state or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Order” means, as to any Person, any judgment, injunction, decree, order or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property or assets is subject.

“Hazardous Materials” means all materials regulated, or that could result in the imposition of liability under, any Environmental Laws, including petroleum, petroleum products, asbestos and polychlorinated biphenyls.

“Indebtedness” is defined in Section 3.1.5(a)(vii).

“Indemnitor” is defined in Section 6.5(a).

“Indemnity Basket” is defined in Section 6.4(a).

“Indemnity Cap” is defined in Section 6.4(a).

“Intellectual Property” means all United States and foreign copyrights, patents, trademarks, trade names, brand names, service marks, domain names, uniform resource locators, other source indicators, registrations and applications for the foregoing and all software, firmware, trade secrets, and proprietary technologies, know-how, inventions, discoveries, improvements, proprietary technology, processes and formulas (secret or otherwise) and all other forms of intellectual property.

“IPO” is defined in Section 2.4(a).

“Knowledge” means with respect to: (a) the Protego Partners, the actual knowledge, after due inquiry, of any of the Protego Partners, except that “Knowledge” shall be limited to, in the case of PCB, the actual knowledge, after due inquiry, of the Protego Founder or Sergio Sanchez, and (b) the Evercore Partners, the actual knowledge, after due inquiry, of (i) in the case of any Evercore Entity (other than Evercore GP Holdings), any of the Evercore Founders, Saul D. Goodman, William O. Hiltz, Jonathan A. Knee, Timothy G. LaLonde, M. Sharon Lewellen, Eduardo G. Mestre, Neeraj Mital, Sangam Pant, Michael J. Price, William Repko, Brian Roberts, William A. Shutzer, David Wezdenko, Jane Wheeler or David Ying, and (ii) in the case of Evercore GP Holdings, the ECP II GP and ECP II, any of the Evercore Founders, Ciara A. Burnham, Richard P. Emerson, John T. Dillon, Saul D. Goodman, Gail Landis, M. Sharon Lewellen, Neeraj Mital, Sangam Pant, Kathleen G. Reiland or David Wezdenko.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default or similar right or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Losses” is defined in Section 6.1.

“Material Adverse Effect” means:

(a) with respect to the Evercore Entities, any change, effect or circumstance that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, properties, condition (financial or otherwise), prospects or results of operation of the Evercore Entities, taken as a whole, except to the extent resulting from (A) any change in general global economic conditions after the date of this Agreement (which changes do not disproportionately affect the Evercore Entities relative to other participants in the financial advisory and asset management industries), (B) any change in general economic conditions in the financial advisory and asset management industries after the date of this Agreement (which changes do not disproportionately affect the Evercore Entities relative to other participants in such industries) or (C) the termination of any particular Evercore Entity advisory contract as a result of the transactions contemplated hereby, or (ii) the ability of the Evercore Partners or the Evercore Entities to consummate the transactions contemplated by this Agreement or the other Transaction Documents; and

(b) with respect to the Protego Entities, any change, effect or circumstance that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, properties, condition (financial or otherwise), prospects or results of operation of the Protego Entities, taken as a whole, except to the extent resulting from (A) any change in general global economic conditions after the date of this Agreement (which changes do not disproportionately affect the Protego Entities relative to other participants in the financial advisory and asset management industries), (B) any change in general economic conditions in the financial advisory and asset management industries after the date of this Agreement (which changes do not disproportionately affect the Protego Entities relative to other participants in such industries) or (C) the termination of any particular Protego Entity advisory contract as a result of the transactions contemplated hereby, or (ii) the ability of the Protego Partners or the Protego Entities to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

“NASD” means the National Association of Securities Dealers, Inc.

“New Evercore Advisors LLC” is defined in Section 2.1.2(a)(i).

“New Evercore LLCs” is defined in Section 2.1.2(a)(i).

“New Evercore Properties LLC” is defined in Section 2.1.2(a)(i).

“New Protego Service Partners” is defined in the preamble.

“Non-Solicitation Agreements” means, collectively, (i) the Founder Non-Solicitation Agreement, (ii) the Senior Managing Director Non-Solicitation Agreements and (iii) the Managing Director Non-Solicitation Agreements, the Vice President Non-Solicitation Agreements and the Associate/Analyst Non-Solicitation Agreements in the forms attached hereto as Exhibit G-1, Exhibit G-2 and Exhibit G-3, respectively.

“Notice of Objection” is defined in Section 4.3.9(c).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“PAd” is defined in the Recitals.

“Partner Indemnitee” and “Partner Indemnitees” are defined in Section 6.3.

“Partnership” is defined in the preamble.

“Partnership Units” means, collectively, the Class A-1 Units, the Class A-2 Units, the Class B-1 Units, the Class B-2 Units, the Class C Units and any other class of units of limited partnership interests of the Partnership.

“Party” or “party” means a party to this Agreement.

“PAS” is defined in the Recitals.

“PAS Dividend” means any dividend or right to distribution (other than any dividend of distribution pursuant to Section 4.3.9) declared by PAS on or prior to the Closing Date and payable promptly following the Closing, in an amount not to exceed the CUFIN account of PAS at the time the dividend is declared, such amount to be paid in Mexican pesos for the benefit of the holders of PAS equity interests, as recorded on the PAS books and records as of the date such dividend is declared; provided that the amount of the PAS Dividend shall not exceed $5,100,000. For the avoidance of doubt, any distribution or dividend of the Protego Distribution Amount shall not be included as a PAS Dividend.

“PAS Lease” is defined in Section 3.1.9(b).

“PAS Leased Real Property” is defined in Section 3.1.9(b).

“PCB” is defined in the Recitals.

“PCB Management Trust” is defined in the Recitals.

“PCB Management Trust Contribution Agreement” is defined in the Recitals.

“PCB Minimum Net Capital Amount” means an amount equal to the minimum net capital requirement imposed by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) or any self-regulatory organization of which PCB is a member.

“PCB Minority Shareholders” means certain persons who own, collectively, 30% of the outstanding equity interests of PCB, each of whom are listed in Schedule 3.1.2(a)(i).

“PCB Net Capital” means, as of the applicable date, net capital of PCB as calculated in accordance with the requirements imposed by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) applied on a basis consistent with PCB’s historical accounting practices

“PCB Net Capital Certificate” is defined in Section 4.3.9(b).

“PCB Reports” is defined in Section 3.1.21(b).

“PCB Sale” is defined in Section 2.1.3(e).

“Permitted Liens” means Liens that are (i) immaterial in character, amount and extent and which do not detract from the value of the assets or properties subject thereto or affected thereby or interfere with or materially affect the present use of the assets or properties subject thereto or affected thereby or otherwise materially impair the business operations at such properties or (ii) for Taxes, but only to the extent such Taxes are either (x) not yet due and payable or (y) being contested in good faith and for which there is adequate provision in the Protego Current Balance Sheet or Evercore Current Balance Sheet, as applicable.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or enterprise of whatever nature.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date.

“Prime Rate” means the annual interest rate set forth as the Prime Rate in the “Money Rates” table of The Wall Street Journal.

“Protego Authorizations” is defined in Section 3.1.3(b).

“Protego Contracts” is defined in Section 3.1.5(b).

“Protego Contributions” is defined in Section 2.1.3(c).

“Protego Current Balance Sheet” means the audited consolidated balance sheet as of December 31, 2005 included as part of the Protego Financial Statements.

“Protego Distribution Amount” means an amount equal to the net income of the Protego Entities, on a consolidated and combined basis, from January 1, 2005 through the open of business on the Closing Date as calculated in accordance with GAAP in a manner consistent with the historical accounting practices of such Protego Entities and consistent with the preparation of the Protego Financial Statements; provided that such net income of the Protego Entities, on a consolidated and combined basis, from January 1, 2005 through the Closing shall only be included to the extent such net income has not been distributed prior to the date of this Agreement; and provided, further, that the calculation of net income for purposes of determining the Protego Distribution Amount shall not take into account any Expenses or accruals for Expenses which shall be paid in accordance with Section 8.3; and provided, further, that in determining the net income of the Protego Entities for the purposes of determining the Protego Distribution Amount, any value added tax paid by a Protego Entity in connection with the CSS Service Payment shall not be taken into account. For the avoidance of doubt, the calculation of net income shall take into account the CSS Service Payment.

“Protego Entities” is defined in the Recitals.

“Protego Financial Statements” is defined in Section 3.1.12.

“Protego Founder” is defined in the preamble.

“Protego Partners” is defined in the preamble.

“Protego Partners Note” is defined in Section 2.1.3(d).

“Protego PE” is defined in the Recitals.

“Protego Plans” is defined in Section 3.1.16(a).

“Protego Servicios” is defined in the Recitals.

“Protego SI” is defined in the Recitals.

“Pubco” is defined in the preamble.

“Pubco Amended By-Laws” is defined in Section 2.1.1(b).

“Pubco Amended Certificate of Incorporation” is defined in Section 2.1.1(b).

“Pubco Stock” means common stock, par value $0.01 per share, of Pubco.

“Release” shall have the meaning provided under 42 U.S.C. Section 9601(22).

“Reorganization Date” is defined in Section 2.1.1.

“Requirement of Law” means, as to any Person, any permit, license, judgment, order, decree, statute, law, ordinance, code, rule, regulation or arbitration award in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Schedule” or “Schedules” means those schedules attached hereto.

“S.D. Indeval” means S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, S.A. de C.V., a Mexican sociedad anónima de capital variable acting as a central depositary institution under the Mexican Securities Market Law (Ley del Mercado de Valores).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” is defined in Section 3.1.22.

“Securities Act” means the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

“Sedna” is defined in the Recitals.

“Senior Managing Director Non-Solicitation Agreements” means the Confidentiality, Non-Solicitation and Proprietary Information Agreements entered into by each of the Protego

Partners (other than the Protego Founder) and the Evercore Partners (other than the Evercore Founders) as of the date hereof, which shall take effect as of the closing of the IPO.

“SRL” means a sociedad de responsabilidad limitada created and in existence pursuant to the laws of Mexico.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiaries” means any corporation, partnership, limited liability company, joint venture or other legal entity of any Person, of which such Person owns, directly or through its ownership of another Person, a majority of (a) the stock or (b) other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” means all taxes of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, excise, value-added, estimated, stamp, alternative or add-on minimum, withholding and any other tax or assessment, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Claim” is defined in Section 7.6(a).

“Tax Indemnity Basket” is defined in Section 7.4(a).

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Temporary GP” is defined in the Recitals.

“Transaction Documents” means this Agreement, the PCB Management Trust Contribution Agreement, the Amended Partnership Agreement, the Pubco Amended Certificate of Incorporation, the Pubco Amended By-Laws, the Protego Partners Note, the Evercore Merger Agreements, the Evercore GP Holdings Terms Letter, the Non-Solicitation Agreements and the Employment Agreements.

“Transactions” means, collectively, the transactions contemplated by the Transaction Documents.

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b) Unless the context otherwise requires, the words “include,” “includes” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) The terms “Dollars” and “$” shall mean United States dollars.

ARTICLE 2

THE TRANSACTIONS

2.1 Contribution and Sale Transactions. Subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, covenants, agreements and conditions set forth herein, the Parties hereto will take each of the actions described in this Article 2.

2.1.1 Issuance of Partnership Units and Class B Stock. On or before the Business Day immediately preceding the Closing Date (the “Reorganization Date”):

(a) The Partnership shall issue Class A-1 Units to the Protego Founder and two trusts designated by the Protego Founder, Class B-1 Units or Class C Units to each of the Evercore Service Partners, and Class B-2 Units to the Persons designated by the Existing Protego Service Partners and New Protego Services Partners, in each case, in accordance with Annex D.

(b) Following such issuance, the board of directors of Pubco and the Partnership, as the sole stockholder of Pubco, shall adopt and approve the amendment and restatement of the certificate of incorporation of Pubco (the “Pubco Amended Certificate of Incorporation”) and by-laws of Pubco (the “Pubco Amended By-Laws) in the form attached hereto as Exhibit C and shall cause the Pubco Amended Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware. Pursuant to the Pubco Amended Certificate of Incorporation, each share of Pubco Stock issued and outstanding immediately prior to the filing of the Pubco Amended Certificate of Incorporation with the Secretary of State of the State of Delaware shall be automatically cancelled and shall cease to exist, without further action on the part of Pubco or any holder of Pubco Stock. Immediately following the cancellation of Pubco Stock and the substitution of Pubco as the general partner of the Partnership, Pubco shall issue to the Partnership a number of shares of Class B Stock equal to the number of holders of Partnership Units outstanding as of such date.

(c) Temporary GP and the Partnership will execute definitive documentation pursuant to which Temporary GP shall be removed, and Pubco shall be substituted, as the general partner of the Partnership.

(d) The Partnership shall distribute to each holder of Partnership Units one share of Class B Stock for each Partnership Unit held by such holder as of such date.

2.1.2 Evercore Transactions.

(a) Evercore Merger Transactions.

(i) On or prior to the Closing Date, Pubco shall form Evercore Properties L.L.C., a newly-formed Delaware limited liability company (“New Evercore Properties LLC”), and Evercore Advisors I L.L.C., a newly-formed Delaware limited liability company (“New Evercore Advisors LLC” and, together with New Evercore Properties LLC, the “New Evercore LLCs”).

(ii) On and in no event before the Closing Date, each of the Evercore S Corps and Pubco shall enter into the Evercore Merger Agreements pursuant to which (A) EPI will merge with and into New Evercore Properties LLC and (B) EAI will merge with and into New Evercore Advisors LLC (the “Evercore Mergers”), and Pubco shall cause each of the New Evercore LLCs to file the respective Evercore Certificates of Merger with the Secretary of State of the State of Delaware. As a result of the Evercore Mergers, the separate corporate existences of EPI and EAI shall cease and New Evercore Properties LLC and New Evercore Advisors LLC, respectively, shall continue as the surviving entities of the Evercore Mergers.

(iii) In exchange for the Evercore Mergers, Pubco shall pay an amount in cash equal to the fair value of the Evercore S Corps to each of the Evercore Founders.

(iv) Immediately following the consummation of the Evercore Mergers and, in any event, following the Reorganization Date, Pubco shall contribute 100% of the outstanding equity interests of each of the New Evercore LLCs, as the surviving entities of such mergers, to the Partnership in exchange for Class A-1 Units.

(b) Evercore Contribution Transactions.

(i) On or before the Closing Date, the Evercore Founders will sell their membership interests in EG LLC to Evercore Partners Services East L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of EGH LP, for cash consideration in an amount equal to the book value of such membership interests.

(ii) On and in no event before the Closing Date, the ECP II GP shall admit Evercore GP Holdings as a member, and the ECP II GP and Evercore GP Holdings shall enter into a terms letter in the form attached hereto as Exhibit E (the “Evercore GP Holdings Terms Letter”) pursuant to which Evercore GP Holdings will be entitled to 10% of the Carried Interest (as such term is defined in the ECP II Partnership Agreement) with respect to all portfolio investments of ECP II which are unrealized as of such date and all future portfolio investments of ECP II, in each case, to which ECP II GP is entitled to receive pursuant to the ECP II Partnership Agreement.

(iii) On and in no event before the Closing Date, the Evercore Partners shall contribute to the Partnership (A) 100% of the issued and outstanding membership interests of EGH LLC, (B) 100% of the issued and outstanding partnership interests of

EGH LP and (C) 100% of the issued and outstanding membership interests of Evercore GP Holdings (the “Evercore Contributions”).

2.1.3 Protego Transactions.

(a) On or prior to the Reorganization Date, the Protego Partners shall cause each of PAS, PAd, BD Protego, Protego PE and CB Servicios to transform into a Mexican SRL and shall elect on Form 8832, under U.S. law, to classify each of PAS, PAd, Protego PE, Protego SI, Protego Servicios, BD Protego, Sedna and CB Servicios as a partnership or Disregarded Entity, as applicable, for U.S. tax purposes on the date of such transformations.

(b) On and in no event before the Closing Date, Protego PE will enter into an agreement with a newly formed entity owned by certain of the Protego Partners pursuant to which (i) Protego PE shall be entitled to retain an aggregate of 10% of the total Carry Proceeds and Return Proceeds (as such terms are defined in the DAI GP Partnership Agreement) with respect to all portfolio investments of DAI which are unrealized as of such date and all future portfolio investments of DAI, in each case, to which Protego PE is entitled to receive pursuant to the DAI GP Partnership Agreement and (ii) such entity will be entitled to receive the remaining portion of Return Proceeds and Carry Proceeds (as such terms are defined in the DAI GP Partnership Agreement) to which Protego PE is entitled to receive in respect of its interests in the DAI GP.

(c) On and in no event before the Closing Date (and, in any event, after the consummation of the transactions contemplated by Sections 2.1.3(a) and (b)), the Protego Founder and the Existing Protego Service Partners shall transfer to the Partnership (i) all but one of the issued and outstanding shares of PAS and (ii) 99% of the issued and outstanding equity interests of Protego SI, and the Protego Founder shall transfer to the Partnership his settler and second beneficial interest in the PCB Management Trust (collectively, the “Protego Contributions”), such that, immediately following the Protego Contributions, the Partnership will own, directly or indirectly, 100% of the issued and outstanding equity interests of each of the Protego Entities (other than PCB).

(d) In consideration of the Protego Contributions, the Partnership will issue (i) a non-interest bearing promissory note, denominated in U.S. dollars, in the amount of Nine Hundred Fifty Thousand Dollars ($950,000) to the Protego Founder and (ii) a non-interest bearing promissory note, denominated in U.S. dollars, in the amount of Five Million One Hundred Thousand Dollars ($5,100,000), less the amount of the PAS Dividend, to the Protego Partners named in Annex E, in each case in the form attached hereto as Exhibit D (collectively, the “Protego Partners Notes”).

(e) On and in no event before the Closing Date, on the terms and subject to the conditions contained in the PCB Management Trust Contribution Agreement, the PCB Management Trust shall sell, convey, assign, transfer and deliver to the Partnership 19% of the issued and outstanding shares of PCB such that, immediately following such sale (the “PCB Sale”) and the Protego Contributions, the Partnership will own, directly or indirectly, 70% of the issued and outstanding shares of capital stock of PCB.

2.2 Closing. Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing of the Contribution and Sale Transactions (the “Closing”) shall take place (a) at the offices of Simpson Thacher & Bartlett LLP at 10:00 a.m., on the date of, and immediately preceding the consummation of, the IPO so long as the conditions precedent set forth in Article 5 have been previously satisfied or waived in writing (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions), or (b) on such other date as may be mutually agreed upon in writing by the Evercore Founders (on behalf of the Evercore Partners) and the Protego Founder (on behalf of the Protego Partners). The date of the Closing is referred to herein as the “Closing Date.” If the Closing extends over more than one (1) consecutive day, the Closing Date shall be deemed to have occurred on the last day of the Closing. If the Closing occurs, for purposes of this Agreement, the Closing shall be deemed to have occurred at 1:00 p.m. on the Closing Date.

2.3 Deliveries and Proceedings at Closing. At the Closing and subject to the terms and conditions herein contained:

(a) Deliveries by the Evercore Partners. The Evercore Partners shall deliver (or cause to be delivered) to the Protego Partners:

(i) merger agreements pursuant to which the Evercore Mergers will be consummated, in the form attached hereto as Exhibit F-1, duly executed by the Evercore Founders (the “Evercore Merger Agreements”) and certificates of merger relating to the Evercore Mergers, in the form attached hereto as Exhibit F-2 (the “Evercore Certificates of Merger”);

(ii) a certificate executed by each of the Evercore Partners, dated as of the Closing Date, certifying as set forth in Section 5.2.3;

(iii) the Amended Partnership Agreement, duly executed by each of the Evercore Partners;

(iv) the Evercore GP Holdings Terms Letter, duly executed by each of the ECP II GP and Evercore GP Holdings;

(v) Employment Agreements, duly executed by each of the Evercore Founders;

(vi) the applicable form of Non-Solicitation Agreements, duly executed by each managing director, vice president, associate, analyst or other individual holding a comparable position who is employed by any Evercore Entity immediately prior to the Closing; and

(vii) written approval from the NASD authorizing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents as such transactions impact EG LLC or written confirmation from the NASD that such approval is not required.

(b) Deliveries by the Protego Partners. The Protego Partners shall deliver (or cause to be delivered) to the Evercore Partners:

(i) a certificate duly executed by each of the Protego Partners, dated as of the Closing Date, certifying as set forth in Section 5.1.3;

(ii) the Amended Partnership Agreement, duly executed by each of the Protego Partners;

(iii) an Employment Agreement, duly executed by the Protego Founder;

(iv) the applicable form of Non-Solicitation Agreements, duly executed by each managing director, vice president, associate, analyst or other individual holding a comparable position who is employed by any Protego Entity immediately prior to the Closing;

(v) FIRPTA certificates as required by Section 1445 of the Code and the regulations promulgated thereunder acceptable to the Partnership indicating that no withholding is required under Section 1445 of the Code in connection with the Protego Contributions;

(vi) a copy of Form 8832 with respect to each of the Protego Entities (other than PCB) to the effect that such entities elect, under U.S. law, effective on or before the consummation of the Contribution and Sale Transactions and the transactions contemplated by the PCB Management Trust Contribution Agreement, to be treated as partnerships or Disregarded Entities, as applicable, for U.S. federal income tax purposes, and notarized minutes of the board of directors, shareholders or other governing body, as required, each of PAS, PAd, BD Protego, Protego PE and CB Servicios authorizing the transformation of each such entity into a Mexican SRL on or prior to the Reorganization Date;

(vii) an amendment to the prior written approval from the Mexican National Banking and Securities Commission (Comision Nacional Bancaria y de Valores) (the “CNBV”) dated September 7, 2005, which amended approval authorizes the acquisition (directly and indirectly) of 70% of the outstanding shares of PCB by the Partnership and the changes to the PCB board of directors contemplated by Section 4.3.4(b) hereof, or written confirmation from the CNBV that such amended approval is not required;

(viii) certificates evidencing 100% of the equity interests in each of the Protego Entities other than (i) certificates evidencing the equity interests in PCB, which certificates are held by S.D. Indeval, and (ii) the Protego Entities set forth on Schedule 3.1.2(c);

(ix) resolutions of the shareholders’ meeting of PCB appointing two individuals (and their respective alternates) as additional members of the PCB board of directors, effective as of the Closing Date, which individuals (and their respective alternates) shall be specified in writing by the Evercore Founders;

(x) certified copies by a Notary Public of the notations made by the Secretary of each of the Protego Entities setting forth the transfer of the interests in each such Protego Entity to Evercore LP;

(xi) written waiver of rights of first refusal by each holder of interests in PAS and any other rights to permit the sale of PAS to Partnership and written waiver of rights of first refusal by each holder of interests in Protego SI and any other rights to permit the sale of Protego SI to Partnership;

(xii) written waiver of the rights of the Executive Directors who are employed by PAS as of the date of this Agreement under the Executive Directors Agreement, dated May 1, 2002, among the Protego Founder and the other parties thereto;

(xiii) evidence of the transfer of the shares of PCB owned by PAS through S.D. Indeval to the Partnership in accordance with Mexican law and the rules and practices of S.D. Indeval; and

(xiv) approval of the Mexican Ministry of Foreign Relations (Secretaría de Relaciones Exteriores) to amend the by-laws of PAS and Protego PE to permit the acquisition of such entity by the Partnership, together with notarized minutes of the meetings of the shareholders of each of PAS and Protego PE adopting resolutions approving such by-law amendments.

(c) Deliveries by the Partnership and Pubco. The Partnership and Pubco shall deliver (or cause to be delivered) to the Evercore Partners and the Protego Partners a certificate executed by the Partnership and Pubco, dated as of the Closing Date, certifying as set forth in Section 5.3.2.

(d) Other Deliveries. The Parties hereto shall also deliver to each other any other agreements, closing certificates and other documents and instruments required to be delivered pursuant to this Agreement.

2.4 IPO Transactions and Protego Partners Note Payment.

(a) Each of the Parties hereto intends that Pubco shall consummate an initial public offering (the “IPO”) of shares of Class A Stock on the Closing Date immediately following the closing of the Transactions, and each of the Evercore Partners and the Protego Partners agrees to use their respective reasonable best efforts to take such actions as are necessary and appropriate in furtherance of such consummation of the IPO, including the actions required by Section 4.3.7.

(b) Promptly and in any event within five (5) Business Days following the closing of the IPO, Pubco shall contribute to the Partnership for repayment in full of the Protego Partners Notes and to fund the payment of the PAS Dividend an aggregate amount of cash equal to Six Million Fifty Thousand Dollars ($6,050,000). Upon receipt of such funds, the Partnership shall pay (i) an amount in cash equal to Nine Hundred Fifty Thousand Dollars ($950,000) to the Protego Founder in repayment of one of the Protego Partners Notes and (ii) an amount in cash equal to Five Million One Hundred Thousand Dollars ($5,100,000), less the amount of the PAS Dividend, to the Protego Partners in accordance with Annex E in repayment of the other Protego Partners Note. In addition, upon receipt of such funds, the Partnership shall contribute to the capital of PAS an amount of cash equal to the PAS Dividend to fund the payment of the PAS Dividend. PAS shall thereafter pay the PAS Dividend to the Protego Founder and the Existing Protego Service Partners. Upon payment of the amounts in accordance with this Section 2.4(b), (i) the Partnership shall have satisfied and discharged in full all of its obligations owing to the Protego Partners under both of the Protego Partners Notes, (ii) PAS shall have satisfied and discharged in full all of its obligations owing to the Protego Partners in respect of the PAS Dividend and (iii) the Protego Partners shall execute and deliver to the Partnership a pay-off letter confirming repayment in full and cancellation of the Protego Partners Note.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Protego Partners. Each of the Protego Partners, severally but not jointly, hereby represents and warrants to the Evercore Partners with respect to themselves, the Protego Entities and the respective businesses of the Protego Entities, as of the date hereof and as of the Closing Date, as set forth below:

3.1.1 Existence, Qualification and Authority.

(a) Each of PAS, PAd and Protego PE is, as of the date hereof, a sociedad anónima de capital variable and, as of the Closing Date, will be an SRL, in each case, duly organized and validly existing under the laws of Mexico. Each of PCB, CB Servicios and BD Protego is a sociedad anónima de capital variable, duly organized and validly existing under the laws of Mexico. Each of Protego SI and Protego Servicios is a sociedad civil, duly organized and validly existing under the laws of Mexico, and Sedna is an SRL, duly organized and validly existing under the laws of Mexico. Each of DAI and the DAI GP is a limited partnership, duly organized and validly existing under the laws of Ontario. Each of the Protego Entities, DAI and the DAI GP has the requisite power and authority to own and operate its assets and carry on its business as currently conducted, except where any such failure to be so organized or existing or to have such power and authority has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities. Mexico is the sole jurisdiction in which any of the Protego Entities is authorized to do business. Each of Aggero and Acentus is a sociedad civil, duly organized and validly existing under the laws of Mexico. BD Protego has not conducted any broker-dealer activities and has not applied for any license or registration, and has not been licensed or registered, to operate as a broker-dealer in any jurisdiction.

(b) Each of the Protego Partners and Protego Entities has the requisite power, authority and legal right to execute and deliver this Agreement and each of the other Transaction

Documents to which such Protego Partner or Protego Entity, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby.

(c) The execution, delivery and performance by each of the Protego Partners of each of this Agreement, the Founder Non-Solicitation Agreement and the Senior Managing Director Non-Solicitation Agreement, as applicable, have been duly authorized by all necessary action on the part of such Protego Partner party thereto and, in the case of any Protego Partner that is an individual, if married under the sociedad conyugal regime, such Protego Partner has received the written consent of his or her spouse, which written consent has been delivered on or prior to the date hereof. Prior to the Closing, the execution, delivery and performance by each of the Protego Partners and Protego Entities of each of the other Transaction Documents to which such Protego Partner or Protego Entity, as the case may be, is a party will have been duly authorized by all necessary action on the part of such Protego Partner or Protego Entity, as the case may be.

(d) Each of this Agreement, the Founder Non-Solicitation Agreement and the Senior Managing Director Non-Solicitation Agreement, as applicable, has been duly executed and delivered by each Protego Partner party thereto, and each such agreement constitutes the legal, valid and binding obligation of such Protego Partner, enforceable against such Protego Partner in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy laws and other similar laws affecting creditors’ rights generally. On the Closing Date, each of the other Transaction Documents to which any Protego Partner or Protego Entity is a party will have been duly executed and delivered by such Protego Partner or Protego Entity, as the case may be, and will constitute a legal, valid and binding obligation of such Protego Partner or Protego Entity, as the case may be, enforceable against such Protego Partner or Protego Entity, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally.

3.1.2 Capitalization; Ownership; No Interest in Other Entities.

(a) Schedule 3.1.2(a)(i) sets forth the number of authorized, issued and outstanding shares of each class of capital stock or other authorized, issued and outstanding equity interests, as applicable, of each of the Protego Entities; the names of the holders thereof; and the number of shares or percentage interests, as applicable, held by each such holder. Each of the holders listed on Schedule 3.1.2(a)(i) owns the shares of capital stock or other equity interests of the applicable Protego Entity listed next to such holder’s name on Schedule 3.1.2(a)(i) free and clear of any Liens. Protego PE owns limited partnership interests of the DAI GP, free and clear of any Liens. The DAI GP is the general partner of DAI. As a limited partner of the DAI GP, Protego PE is entitled to receive (i) 33.3% of the Carry Proceeds received by the DAI GP in respect of each of the investments made by DAI and (ii) Return Proceeds distributed pro rata according to the capital contributions of Protego PE in respect of each of the investments made by DAI (as such terms are defined in the DAI GP Partnership Agreement). As of the Closing Date, (x) Protego PE will be entitled to retain an aggregate of 10% of the Carry Proceeds and Return Proceeds (as such terms are defined in the DAI GP Partnership Agreement) with respect to all portfolio investments of DAI which are unrealized as of such date and all future portfolio investments of DAI, in each case, to which Protego PE is entitled to receive pursuant to the DAI GP Partnership Agreement and (y) a newly formed entity owned by certain of the Protego Partners will be entitled to receive the remaining portion of Return Proceeds and Carry Proceeds (as such terms are defined in the DAI GP Partnership Agreement) to which Protego PE is entitled to receive in respect of its interests in the DAI GP. All of the issued and outstanding equity interests of each of the Protego Entities and the DAI GP are duly authorized and issued, fully paid and non-assessable and not subject to preemptive or similar rights. Schedule 3.1.2(a)(ii) sets forth the number of authorized, issued and outstanding shares of each class of capital stock or other authorized issued and outstanding equity interests, as applicable, of Aggero and Acentus; the names of the holders thereof; and the number of shares or percentage interests, as applicable, held by each such holder. Each of the holders listed on Schedule 3.1.2(a)(ii) owns the shares of capital stock or other equity interests of the applicable entity listed next to such holder’s name on Schedule 3.1.2(a)(ii) free and clear of any Liens.

(b) There are no authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, redemption rights or other contracts or commitments that could require any of the Protego Partners or Protego Entities to issue, sell, purchase or otherwise cause to become outstanding or redeemed any of the equity interests of any of the Protego Entities. Except as set forth in Schedule 3.1.2(b)(i), there are no outstanding equity appreciation, or phantom equity, profit participation or similar rights with respect to any of the Protego Entities, nor are there any voting trusts, proxies, powers of attorney or other agreements or understandings with respect to the voting of any of the equity interests of any of the Protego Entities. No shares of any corporation or any ownership or other investment interest, either owned of record, beneficially or equitably, in any association, partnership, joint venture or other Person are included, or will be included on the Closing Date, in the assets of any of the Protego Entities, except for the limited partnership interests of DAI owned by the DAI GP (and owned indirectly by Protego PE) and any interests in portfolio companies of DAI owned by DAI (and owned indirectly by the DAI GP and Protego PE). At the Closing, following the consummation of the Transactions, the Partnership will own, directly or indirectly, (i) 100% of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each of the Protego Entities (other than PCB) and (ii) 70% of the issued and outstanding shares of capital stock of PCB, in each case, free and clear of any Liens. At the Closing, following the consummation of the Transactions, the PCB Minority Shareholders will own 30% of the issued and outstanding shares of capital stock of PCB and no other person (other than the Partnership) will own any shares of capital stock, or have any rights to acquire any shares of capital stock or other securities, of PCB. The bylaws of PCB are in full force and effect and are attached as Schedule 3.1.2(b)(ii), and there are no other organizational documents, shareholders agreements, voting agreements, proxies or similar arrangements relating to the voting of any issued or unissued securities of PCB or otherwise setting forth any rights attached to any securities of PCB or any other governance or other rights with respect to the ownership and/or management of PCB, except for the shareholders agreement referred to in Section 4.3.4(b) to be entered into among the shareholders of PCB.

(c) Except as set forth on Schedule 3.1.2(c), all of the equity interests of all of the Protego Entities are evidenced or represented by physical certificates, which certificates are held by the Protego Partners or the Protego Entities, as applicable, except that all of the certificates evidencing the issued and outstanding shares of PCB are held by S.D. Indeval, in compliance with the Mexican Securities Market Law (Ley del Mercado de Valores).

3.1.3 Compliance with Law; Authorizations.

(a) Except as set forth in Schedule 3.1.3(a), each of the Protego Entities, the DAI GP and DAI has complied in all material respects with, and is not in violation in any material respect of, any material Requirement of Law or any other material Governmental Order, in each case, applicable to any of the Protego Entities, the DAI GP, DAI or their respective businesses, as the case may be.

(b) Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities, (i) each of the Protego Entities, the DAI GP and DAI has all Authorizations (“Protego Authorizations”), including all Authorizations from the CNBV for PCB to engage in business as a registered broker-dealer in Mexico, that are necessary for it to operate its business, (ii) each of such Protego Authorizations is in full force and effect, is validly and exclusively held by the applicable Protego Entity, the DAI GP or DAI, as the case may be, without any legal disqualifications, conditions or other restrictions, and is free and clear of all Liens and (iii) there are no existing applications, petitions to deny or complaints or proceedings pending before any Governmental Authority relating to the Protego Authorizations. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities, none of the Protego Entities, the DAI GP or DAI is in default, nor has any of the Protego Entities, the DAI GP or DAI received any notice of any claim of default, pending investments or additional requirements to be satisfied with respect to any of the Protego Authorizations, and to the Knowledge of the Protego Partners, no event has occurred with respect to any of the Protego Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any impairment of the rights of the holder of any Protego Authorization.

3.1.4 Litigation. Except as set forth in Schedule 3.1.4, there is no Action of or before any Governmental Authority (a) pending against any of the Protego Entities, the DAI GP or DAI nor, to the Knowledge of the Protego Partners, is any such Action threatened against any of the Protego Entities, the DAI GP or DAI, and, to the Knowledge of the Protego Partners, no investigation that might result in any such Action is pending or threatened. None of the Protego Entities, the DAI GP or DAI is a party to or subject to the provisions of any Governmental Order.

3.1.5 Contracts and Other Agreements.

(a) Except as listed in Schedule 3.1.5(a) or as required by this Agreement, none of the Protego Entities is a party or subject to any of the following agreements, whether written or oral, express or implied, which will continue to bind, or impose any liability or other obligation on, any of the Protego Entities or their respective businesses after the Closing Date:

(i) other than as specified in clause (ii) below, any agreement, contract, lease, arrangement, understanding or commitment, or series of related agreements, contracts, leases or commitments all with the same Person or related Persons, which involves an amount in excess of $500,000 on an annualized basis;

(ii) any agreement pursuant to which any of the Protego Entities (A) has provided any advisory or monitoring services or issued any fairness opinion or similar report since January 1, 2003 and (B) has received, or expects to receive, a fee in excess of $750,000;

(iii) any material agreement pursuant to which any of the Protego Entities receives any percentage of returns on investments made by any Person;

(iv) any agreement, contract, arrangement, understanding or commitment limiting or restraining in any material respect any of the Protego Entities or, to the Knowledge of the Protego Partners, any employee of any of the Protego Entities from engaging in any business, engaging in business in any geographic area or pursuing any strategic initiative or competing in any manner;

(v) any license or other agreement which relates in whole or in part to any Intellectual Property, other than nonmaterial licenses for software programs which are generally commercially available;

(vi) any agreement with any employees of any of the Protego Entities, including, without limitation, the Protego Plans;

(vii) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized as a liability in accordance with GAAP (“Indebtedness”);

(viii) any material agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(ix) other than as specified in clause (vi) above, any contract, agreement, arrangement or understanding between any of the Protego Entities, on the one hand, and the Protego Partners or any other Affiliate of any of the Protego Entities (including Aggero or Acentus but excluding any of the Protego Entities and any portfolio company of DAI), on the other hand;

(x) any material agreement, contract, arrangement, understanding or commitment relating to marketing, revenue sharing or similar arrangements;

(xi) any agreement, contract, arrangement, understanding or commitment containing “change of control” provisions which would require the consent of a third party in order to consummate the transactions contemplated by this Agreement or would otherwise give right to a termination right on the part of such third party;

(xii) any agreement, contract, arrangement, understanding or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xiii) any material agreement, contract, arrangement, understanding or commitment between any of the Protego Entities, on the one hand, and any Governmental Authority, on the other hand (other than governmental licenses or permits);

(xiv) any agreement with any Governmental Authority that was entered into prior to compliance with all governmental regulations applicable with respect to such agreement, including regulations requiring a public bidding process; or

(xv) any other material agreement, contract, arrangement, understanding or commitment not made in the Ordinary Course of Business.

(b) Each of the agreements, commitments, instruments, documents and undertakings required to be listed in Schedule 3.1.5(a) (the “Protego Contracts”) is valid and enforceable against the Protego Entities and, to the Knowledge of the Protego Partners, against any other party thereto in accordance with its terms except where any such failure to be valid and enforceable has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities or except to the extent that such enforcement may be limited by applicable bankruptcy laws and other similar laws affecting creditors’ rights generally. None of the Protego Entities is, and to the Knowledge of the Protego Partners, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Protego Contracts, and no event caused by, relating to or affecting any of the Protego Entities has occurred which, with or without any notice or lapse of time, or both, would constitute a default by any of the Protego Entities thereunder or, to the Knowledge of the Protego Partners, would constitute a default by such other party thereunder, in each case except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities.

3.1.6 Validity of Contemplated Transactions, Etc.

(a) Upon the receipt of the requisite consents, approvals and authorizations set forth in Schedule 3.1.6(a), neither the execution, delivery and performance by the Protego Partners and the Protego Entities of this Agreement and the other Transaction Documents, nor the consummation by the Protego Partners and the Protego Entities of the transactions contemplated hereby or thereby, nor compliance by the Protego Partners and the Protego Entities with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, partnership agreement or similar organizational documents of any of the Protego Partners, the Protego Entities, the DAI GP or DAI, (ii) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, or cause any payments to be due under, any of the Protego Contracts or Protego Authorizations, (iii) constitute a violation by any of the Protego Partners, the Protego Entities, the DAI GP or DAI of any existing Requirement of Law or Governmental Order applicable to any of the Protego Partners, the Protego Entities, the DAI GP or DAI or any of their respective properties, rights or assets or (iv) result in the creation of any Lien upon any equity interests, properties, rights or assets of any of the Protego Entities, the DAI GP or DAI except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities.

(b) Other than as set forth in Schedule 3.1.6(a), the filing of Forms 8832 with respect to each of the Protego Entities (other than PCB) and the transformation of each of PAS, PAd and Protego PE to an SRL, no Authorization and no filing or notification with any Governmental Authority, any counterparty to any of the Protego Contracts or any other Person is required to be made or obtained by any of the Protego Partners, the Protego Entities, the DAI GP or DAI in connection with the execution, delivery or performance by any of the Protego Partners or Protego Entities of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Protego Partners or Protego Entities, except for any such Authorization, filing or notification the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities.

3.1.7 Taxes.

(a) All material Tax Returns required to be filed by or with respect to each of the Protego Entities have been timely filed, and all such Tax Returns are complete and correct in all material respects. Each of the Protego Entities has paid in full all Taxes due and payable, whether or not shown on such Tax Returns, or has made adequate provision for all Taxes on the Protego Current Balance Sheet. None of the Protego Entities has incurred a liability for Taxes since the date of the Protego Current Balance Sheet that is not in the Ordinary Course of Business.

(b) There are no Tax Liens upon any of the assets or properties of any of the Protego Entities, other than with respect to Taxes not yet due and payable or Liens for Taxes being contested in good faith and for which there is adequate provision in the Protego Current Balance Sheet.

(c) Except as listed and described in Schedule 3.1.7(c), no examination or audit of any Tax Return relating to any Taxes of any of the Protego Entities with respect to any Taxes due from or with respect to any of the Protego Entities by any Governmental Authority is currently in progress or, to the Knowledge of the Protego Partners, has been threatened by any Governmental Authority. No assessment of Tax has been proposed in writing against any of the Protego Entities or any of their assets or properties and, to the Knowledge of the Protego Partners, there are no grounds for any such assessment. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Protego Entities for any taxable period.

(d) Each of the Protego Entities has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over (including amounts related to quasi-tax obligations (including social security contributions, workers’ housing fund contributions and retirement contributions)), for all periods under all applicable laws and regulations.

(e) Each of the Protego Entities have collected all value added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(f) None of the Protego Entities is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, other than any such agreements or arrangements solely among Protego Entities.

(g) Prior to the Closing, each of PAS, PAd, Protego PE, Protego SI, Protego Servicios, BD Protego, Sedna and CB Servicios will have filed Form 8832 to elect to be treated for United States federal income tax purposes as a partnership or Disregarded Entity, as applicable, and no election to the contrary has been made in the prior sixty months.

(h) The aggregate amount of any value added tax paid in connection with the CSS Service Payment will be fully refundable or creditable to a Protego Entity (other than PCB).

3.1.8 Environmental Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Protego Entities, and except as provided in Schedule 3.1.8:

(a) Each of the Protego Entities is, and during the term of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws;

(b) None of the Protego Entities has received any Environmental Claim, and to the Knowledge of the Protego Partners, there is no threatened Environmental Claim, or basis to reasonably expect any future Environmental Claim, against any of the Protego Entities;

(c) None of the Protego Entities has Released Hazardous Materials or arranged for disposal of Hazardous Materials in violation of Environmental Laws or in a manner that would reasonably be expected to result in liability under any Environmental Law; and

(d) Hazardous Materials are not present at any of the facilities owned, leased or operated by any of the Protego Entities in amount or condition that would reasonably be expected to result in liability under any Environmental Law.

3.1.9 Title; Assets; Real and Personal Property.

(a) Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities, each of the Protego Entities has good, valid and marketable title or good, valid and marketable leaseholds, as applicable, to all of the assets, properties and rights, real, personal and mixed, which are necessary to conduct its business as currently conducted, including all properties and assets reflected in the Protego Current Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) None of the Protego Entities owns any real property. Schedule 3.1.9(b) contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by each of the Protego Entities (collectively, including the improvements now or subsequently located thereon, the “PAS Leased Real Property”), and for each PAS Leased Real Property, identifies the street address of such PAS Leased Real Property. True and complete copies of all agreements (including all amendments and modifications thereto) under which any of the Protego Entities is the landlord, sublandlord, tenant, subtenant, or occupant (each a “PAS Lease”) have been delivered to the Evercore Partners. With respect to the PAS Leased Real Property, except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities:

(i) To the Knowledge of the Protego Partners, except as set forth in Schedule 3.1.9(b)(i), none of the PAS Leased Real Property is subject to any lease, sublease, license, occupancy agreement, option, right, concession or other agreement, written or oral, granting to any Person (other than a Protego Entity) any right to purchase, use or occupy such PAS Leased Real Property or any part thereof;

(ii) Each PAS Lease is in full force and effect and is valid and enforceable in accordance with its terms and there is no default under any PAS Lease by any of the Protego Entities, or by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by any of the Protego Entities thereunder;

(iii) Except as set forth in Schedule 3.1.9(b)(iii), each PAS Lease will continue to be the legal, valid and binding obligation of, and legally enforceable against, the parties thereto and shall continue in full force and effect, in each case on identical terms, following the consummation of the transactions contemplated hereby;

(iv) There are no existing or, to the Knowledge of the Protego Partners, threatened condemnation or eminent domain proceedings affecting the PAS Leased Real Property or any portion thereof or any other proceeding affecting the PAS Leased Real Property or any portion thereof; and

(v) Each parcel of PAS Leased Real Property has received all approvals of Governmental Authorities permitting lawful occupancy required in connection with the current use thereof.

3.1.10 Material Changes. Since December 31, 2005, (i) there has not been or occurred any Material Adverse Effect with respect to the Protego Entities and (ii) none of the Protego Entities has taken or permitted to be taken any action that would have been a violation of Section 4.1.1 if this Agreement had been in effect at the time of such action.

3.1.11 Intellectual Property Matters. Schedule 3.1.11(a) sets forth all Intellectual Property registrations and applications and all material unregistered Intellectual Property owned by any of the Protego Entities. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities, or except as set forth in Schedule 3.1.11(b), (i) each of the Protego Entities owns or has the right to use all Intellectual Property used in its business as currently conducted, free and clear of any Liens, (ii) all registrations and applications set forth on Schedule 3.1.11(a) are unexpired and subsisting, (iii) none of the Protego Entities is infringing or otherwise violating the Intellectual Property of any other Person; (iv) to the Knowledge of the Protego Partners, no Person is infringing or otherwise violating the Intellectual Property owned or used by any of the Protego Entities, and (v) each of the Protego Entities, takes all reasonable steps to protect and maintain its Intellectual Property.

3.1.12 Books of Account; Financial Statements of Protego. None of the Protego Entities has engaged in any material transaction or used any material funds of any of the Protego Entities except for transactions and funds which are reflected in the normally maintained books and records of the applicable Protego Entity. Schedule 3.1.12 sets forth for all of the Protego Entities, on a consolidated basis, (i) the audited consolidated balance sheets as of December 31, 2004 and December 31, 2005 and (ii) the audited consolidated statements of operations and changes in cash flows for each of the three years in the periods ended December 31, 2005 (collectively, the “Protego Financial Statements”). The Protego Financial Statements (i) are in accordance with the books and records of the Protego Entities, (ii) fairly present, in all material respects, the consolidated financial position of the Protego Entities as of their respective dates and the results of operations and changes in cash flows for the periods covered thereby and (iii) have been prepared in accordance with GAAP applied on a basis consistent with past practice used in preparing the financial statements of each of the Protego Entities.

3.1.13 Availability of Documents. To the Knowledge of the Protego Partners, the Protego Entities have made available to the Evercore Partners copies of all documents listed in the schedules in this Section 3.1. Such copies are complete and accurate in all material respects and include all amendments, supplements and modifications thereto or waivers in effect thereunder.

3.1.14 Brokers or Finders. None of the Protego Partners, the Protego Entities, the DAI GP or DAI has incurred or will incur any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.1.15 Employee Relations.

(a) No employee of any of the Protego Entities was, or is, represented by any labor union or other labor organization.

(b) No contract expressly prohibits any of the Protego Entities from reducing in any material respect the number of employees of any of the Protego Entities.

(c) Each of the Protego Entities has complied in all material respects with all applicable laws, rules and regulations relating to wages, hours, discrimination in employment, collective bargaining, unfair labor practices, employment agreements, family and medical leave or occupational safety and health. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Protego Entities, none of the Protego Entities has any liability or obligation for any arrears of wages or benefits or any Taxes or penalties for failure to comply with any of the foregoing.

(d) Except as set forth in Schedule 3.1.15(d), the employment of all Persons presently employed or retained by any of the Protego Entities is terminable at will, and none of the Protego Entities will be, pursuant to any current contract, arrangement or understanding, applicable law, or otherwise, obligated to pay any material severance pay or other benefit by reason of the voluntary or involuntary termination of employment of any present or former officer, employee or consultant, prior to, on or after the Closing Date.

(e) No material claims are pending or, to the Knowledge of the Protego Partners, between any of the Protego Entities and any of their respective employees.

3.1.16 Employee Benefit Plans.

(a) Schedule 3.1.16 sets forth a list of each material written employee benefit plan, and each written severance, change in control or employment plan, program or agreement, and each written vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored or maintained by the Protego Entities, in which present or former employees of the Protego Entities participate (collectively, the “Protego Plans”).

(b) To the Knowledge of the Protego Partners, the Protego Plans are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality (collectively, “Applicable Laws”) and have been administered in all material respects in accordance with their terms and such Applicable Laws. Each Protego Plan that is required to be funded is fully funded, and with respect to all other Protego Plans, adequate reserves therefore have been established on the accounting statements of the applicable Protego Entity.

(c) There are no pending or, to the Knowledge of the Protego Partners, threatened claims and no pending or, to the Knowledge of the Protego Partners, threatened litigation with respect to any Protego Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.1.17 Insurance. All material insurance policies of each of the Protego Entities are in full force and effect and provide insurance in such amounts and against such risks as the Protego Partners have determined to be prudent in accordance with industry practices or as is required by law. None of the Protego Entities is in material breach or default, and none of the Protego Entities has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of any of the Protego Entities.

3.1.18 No Undisclosed Liabilities. Except as set forth in Schedule 3.1.18, none of the Protego Entities has any liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, except:

(a) liabilities disclosed on the Protego Current Balance Sheet which have not been paid or discharged since the date thereof; and

(b) liabilities incurred in the Ordinary Course of Business after December 31, 2005 (none of which arose from a breach of any of the PAS Authorizations or PAS Contracts and none of which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Protego Entities).

For purposes of this Section 3.1.18, the term “liabilities” shall include any direct or indirect Indebtedness, expenditure, or obligation.

3.1.19 Affiliate Transactions. Except as set forth in Schedule 3.1.5(a), there are no agreements, arrangements or understandings between any of the Protego Entities, the DAI GP or DAI, on the one hand, and any of the Protego Partners or any of their respective Affiliates (other than the Protego Entities or any portfolio companies of DAI), on the other hand.

3.1.20 Foreign Corrupt Practices Act. None of the Protego Entities or any of their respective officers, directors, agents and employees, as applicable, has taken any action that (i) would have violated in any material respect the United States Foreign Corrupt Practices Act of 1977, 15 U.S.C. Sections 78dd-1, et. seq., as amended (the “FCPA”), if the same had been applicable at the time of the taking of such action, or (ii) violated in any material respect any similar law of any jurisdiction in which any of the Protego Entities conducts business.

3.1.21 Broker Dealer Compliance.

(a) All activities and operations conducted or engaged in, directly or indirectly, by any of the Protego Entities that are required by any applicable Requirement of Law or Governmental Order to be conducted by a duly registered and licensed broker-dealer are conducted solely by PCB. Schedule 3.1.21(a) list all material registrations and licenses held by PCB with all applicable Governmental Authorities. PCB is duly registered and licensed as a broker-dealer under the Mexican Securities Market Law (Ley del Mercado de Valores) by the Ministry of Finance and the CNBV or similar laws pursuant to which PCB is required to be so registered, maintains a seat on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) and satisfies the minimum capital requirements and all other requirements specified by Mexican law and regulations issued by the CNBV.

(b) PCB has timely filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules with all applicable Governmental Authorities (all such reports and statements, including the financial statements, exhibits, annexes and schedules thereto, being collectively referred to herein as the “PCB Reports”). Each of the PCB Reports, when filed, complied in all material respects as to form with, and the requirements of, the applicable Governmental Authorities.

3.1.22 Investment Purpose. Each of the Protego Partners is acquiring Partnership Units and shares of Class B Stock, as well as shares of Class A Stock issuable to such Protego Partner in exchange for Partnership Units (the “Securities”), for its own account for investment and not with a view to the distribution thereof and will not dispose of the Securities except in compliance with the Securities Act. Each Protego Partner is fully aware that such Securities have not been registered under the Securities Act or under any applicable state securities laws, and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such laws. Each Protego Partner is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act, except as set forth in Schedule 3.1.22. Each Protego Partner is able to bear the economic risk of the investment in such Securities and has such knowledge and experience in financial and business matters, and knowledge of the business of the Protego Entities, the Evercore Entities, the Partnership and Pubco, as to be capable of evaluating the merits and risks of a prospective investment. Each Protego Partner acknowledges that it has received or been given access to financial information and other documents and records necessary to make a well-informed investment decision and has had an opportunity to discuss the business, management and financial affairs of the Protego Entities, the Evercore Entities, the Partnership and Pubco with their respective managements.

3.1.23 Survival of Representations and Warranties. All representations and warranties made by Protego Partners in this Agreement or in the certificates delivered pursuant to Sections 5.1.3 shall survive until the eighteen (18) month anniversary of the Closing Date, except that (a) any intentional misrepresentation shall survive the Closing without limitation and (b) any representation or warranty contained in Section 3.1.1 or Section 3.1.2 shall survive the Closing indefinitely; provided that, notwithstanding the foregoing, the representations and warranties contained in Section 3.1.7 shall survive for the period set forth in Section 7.11. Notwithstanding the foregoing survival periods, in the event that any party makes a claim based upon breach of any representation or warranty pursuant to Article 6 and/or Article 7, which claim is submitted to the breaching party prior to, or at the expiration of, the applicable survival period, such representation or warranty shall survive until the resolution of such claim in accordance with this Agreement.

3.2 Representations and Warranties of the Evercore Partners. Each of the Evercore Partners, severally but not jointly, hereby represents and warrants to the Protego Partners with respect to themselves, the Evercore Entities and the respective businesses of the Evercore Entities, as of the date hereof and as of the Closing Date, as set forth below:

3.2.1 Existence, Qualification and Authority.

(a) Each of the Evercore Entities, the ECP II GP and ECP II is a corporation, limited liability company or limited partnership, as applicable, in each case, duly organized, validly existing and in good standing under the laws of Delaware. Each of the Evercore Entities, the ECP II GP and ECP II has all requisite power and authority to own and operate its assets and carry on its business as currently conducted, except where any such failure to be so organized, existing, or in good standing or to have such power and authority has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities. Schedule 3.2.1 sets forth the jurisdictions in which each of the Evercore Entities is authorized to do business.

(b) Each of the Evercore Partners and Evercore Entities has the requisite power, authority and legal right to execute and deliver this Agreement and each of the other Transaction Documents to which such Evercore Partner or Evercore Entity, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby.

(c) The execution, delivery and performance by each of the Evercore Partners of each of this Agreement, the Founder Non-Solicitation Agreements and the Senior Managing Director Non-Solicitation Agreement, as applicable, have been duly authorized by all necessary action on the part of such Evercore Partner party thereto. Prior to the Closing, the execution, delivery and performance by each of the Evercore Partners and Evercore Entities of each of the other Transaction Documents to which such Evercore Partner or Evercore Entity, as the case may be, is a party will have been duly authorized by all necessary action on the part of such Evercore Partner or Evercore Entity, as the case may be.

(d) Each of this Agreement, the Founder Non-Solicitation Agreement and the Senior Managing Director Non-Solicitation Agreement, as applicable, has been duly executed and delivered by each Evercore Partner party thereto, and each such agreement constitutes the legal, valid and binding obligation of such Evercore Partner, enforceable against such Evercore Partner in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy laws and other similar laws affecting creditors’ rights generally. On the Closing Date, each of the other Transaction Documents to which any Evercore Partner or Evercore Entity is a party will have been duly executed and delivered by such Evercore Partner or Evercore Entity, as the case may be, and will constitute a legal, valid and binding obligation of such Evercore Partner or Evercore Entity, as the case may be, enforceable against such Evercore Partner or Evercore Entity, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally.

3.2.2 Capitalization; No Interest in Other Entities.

(a) Schedule 3.2.2(a) sets forth the number of authorized, issued and outstanding shares of each class of capital stock or other authorized, issued and outstanding equity interests, as applicable, of each of the Evercore Entities; the names of the holders thereof; and the number of shares or percentage interests, as applicable, held by each such holder. The Evercore Founders own 100% of the issued and outstanding shares of capital stock of each of the

Evercore S Corps, in each case, free and clear of any Liens. The Evercore Partners own (i) 100% of the membership interests of EGH LLC, (ii) 100% of the limited partnership interests of EGH LP, (iii) 100% of the membership interests of EG LLC and (iv) 100% of the membership interests of Evercore GP Holdings, in each case of the foregoing clauses (i)-(iv), free and clear of any Liens. The Evercore Partners own a majority of the membership interests of the ECP II GP, free and clear of Liens. Prior to the Closing Date, Evercore GP Holdings will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. As of the Closing Date, Evercore GP Holdings will be a member of the ECP II GP, which is the general partner of ECP II. Pursuant to the Evercore GP Holdings Terms Letter, as of the Closing Date, Evercore GP Holdings will be entitled to 10% of the Carried Interest (as such term is defined in the ECP II Partnership Agreement) with respect to all portfolio investments of ECP II which are unrealized as of such date and all future portfolio investments of ECP II, in each case, to which the Evercore Partners, collectively, would have otherwise been entitled to receive pursuant to the limited liability company agreement of the ECP II GP. All of the issued and outstanding equity interests of each of the Evercore Entities and the ECP II GP are duly authorized and issued, fully paid and non-assessable and not subject to preemptive or other rights.

(b) Except as set forth in Schedule 3.2.2(b), there are no authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, redemption rights or other contracts or commitments that could require any of the Evercore Partners or Evercore Entities to issue, sell, purchase or otherwise cause to become outstanding or redeemed any of the equity interests of any of the Evercore Entities. There are no outstanding equity appreciation, or phantom equity, profit participation or similar rights with respect to any of the Evercore Entities, nor are there any voting trusts, proxies, powers of attorney or other agreements or understandings with respect to the voting of any of the equity interests of any of the Evercore Entities. No shares of any corporation or any ownership or other investment interest, either owned of record, beneficially or equitably, in any association, partnership, joint venture or other Person are included, or will be included on the Closing Date, in the assets of any of the Evercore Entities, except for the limited partnership interests of ECP II owned by the ECP II GP (and owned indirectly by Evercore GP Holdings) and any interests in portfolio companies of ECP II owned by ECP II (and owned indirectly by the ECP II GP and Evercore GP Holdings). At the Closing, following the consummation of the Transactions, the Partnership will own, directly or indirectly, 100% of the issued and outstanding equity interests of each of the Evercore Entities, in each case, free and clear of any Liens.

(c) None of the equity interests of any of the Evercore Entities are evidenced or represented by physical certificates.

3.2.3 Compliance with Law; Authorizations.

(a) Except as set forth in Schedule 3.2.3(a), each of the Evercore Entities, the ECP II GP and ECP II has complied in all material respects with, and is not in violation in any material respect of, any material Requirement of Law or any other material Governmental Order, in each case, applicable to any of the Evercore Entities, the ECP II GP, ECP II or their respective businesses, as the case may be.

(b) Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities, (i) each of the Evercore Entities, the ECP II GP and ECP II has all Authorizations (“Evercore Authorizations”), including all Authorizations from the NASD for EG LLC to engage in business as a registered broker-dealer in the United States, that are necessary for it to operate its business, (ii) each of such Evercore Authorizations is in full force and effect, is validly and exclusively held by the applicable Evercore Entity, the ECP II GP or ECP II, as the case may be, without any legal disqualifications, conditions or other restrictions, and is free and clear of all Liens and (iii) there are no existing applications, petitions to deny or complaints or proceedings pending before any Governmental Authority relating to the Evercore Authorizations. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities, none of the Evercore Entities, the ECP II GP or ECP II is in default, nor have any of the Evercore Entities, the ECP II GP or ECP II received any notice of any claim of default, pending investments or additional requirements to be satisfied, with respect to any of the Evercore Authorizations, and to the Knowledge of the Evercore Partners, no event has occurred with respect to any of the Evercore Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any impairment of the rights of the holder of any Evercore Authorization.

3.2.4 Litigation. There is no Action of or before any Governmental Authority (a) pending against any of the Evercore Entities, the ECP II GP or ECP II nor, to the Knowledge of the Evercore Partners, is any such Action threatened against any of the Evercore Entities, the ECP II GP or ECP II, and, to the Knowledge of the Evercore Partners, no investigation that might result in any such Action is pending or threatened. None of the Evercore Entities, the ECP II GP or ECP II is a party to or subject to the provisions of any Governmental Order.

3.2.5 Contracts and Other Agreements.

(a) Except as listed in Schedule 3.2.5(a) or as required by this Agreement, none of the Evercore Entities is a party or subject to any of the following agreements, whether written or oral, express or implied, which will continue to bind, or impose any liability or other obligation on any of the Evercore Entities or their respective businesses after the Closing Date:

(i) other than as specified in clause (ii) below, any agreement, contract, lease, arrangement, understanding or commitment, or series of related agreements, contracts, leases or commitments all with the same Person or related Persons, which involves an amount in excess of $1,500,000 on an annualized basis;

(ii) any agreement pursuant to which any of the Evercore Entities (A) has provided any advisory or monitoring services or issued any fairness opinion or similar report since January 1, 2003 and (B) has received, or expects to receive, a fee in excess of $1,500,000;

(iii) any material agreement pursuant to which any of the Evercore Entities receives any percentage of returns on investments made by any Person;

(iv) any agreement, contract, arrangement, understanding or commitment limiting or restraining in any material respect any of the Evercore Entities or, to the Knowledge of the Evercore Partners, any employee of any of the Evercore Entities from engaging in any business, engaging in business in any geographic area or pursuing any strategic initiative or competing in any manner;

(v) any license or other agreement which relates in whole or in part to any Intellectual Property, other than nonmaterial licenses for software programs which are generally commercially available;

(vi) any agreement with employees of any of the Evercore Entities, including, without limitation, the Evercore Plans;

(vii) trust indenture, mortgage, promissory note, loan agreement or other contract evidencing Indebtedness of any of the Evercore Entities;

(viii) any material agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(ix) other than as specified in clause (vi) above, any contract, agreement, arrangement or understanding between any of the Evercore Entities, on the one hand, and the Evercore Partners or any other Affiliate of any of the Evercore Entities (excluding any of the Evercore Entities and any portfolio company of ECP II or any other investment fund managed by the Evercore Partners), on the other hand;

(x) any material agreement, contract, arrangement, understanding or commitment relating to marketing, revenue sharing or similar arrangements;

(xi) any agreement, contract, arrangement, understanding or commitment containing “change of control” provisions which would require the consent of a third party in order to consummate the transactions contemplated by this Agreement or would otherwise give right to a termination right on the part of such third party;

(xii) any agreement, contract, arrangement, understanding or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xiii) any material agreement, contract, arrangement, understanding or commitment between any of the Evercore Entities, on the one hand, and any Governmental Authority, on the other hand (other than governmental licenses or permits);

(xiv) any agreement with any Governmental Authority that was entered into prior to compliance with all governmental regulations applicable with respect to such agreement, including regulations requiring a public bidding process; or

(xv) any other material agreement, contract, arrangement, understanding or commitment not made in the Ordinary Course of Business.

(b) Each of the agreements, commitments, instruments, documents and undertakings required to be listed in Schedule 3.2.5(a) (the “Evercore Contracts”) is valid and enforceable against the Evercore Entities and, to the Knowledge of the Evercore Partners, against any other party thereto in accordance with its terms except where any such failure to be valid and enforceable has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities or except to the extent that such enforcement may be limited by applicable bankruptcy laws and other similar laws affecting creditors’ rights generally. None of the Evercore Entities is, and to the Knowledge of the Evercore Partners, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Evercore Contracts, and no event caused by, relating to or affecting the any of the Evercore Entities has occurred which, with or without any notice or lapse of time, or both, would constitute a default by any of the Evercore Entities thereunder or, to the Knowledge of the Evercore Partners, would constitute a default by such other party thereunder, in each case except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities.

3.2.6 Validity of Contemplated Transactions, Etc.

(a) Upon the receipt of the requisite consents, approvals and authorizations set forth in Schedule 3.2.6(a), neither the execution, delivery and performance by the Evercore Partners and Evercore Entities of this Agreement and the other Transaction Documents, nor the consummation by the Evercore Partners and the Evercore Entities of the transactions contemplated hereby or thereby, nor compliance by the Evercore Partners and Evercore Entities with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, partnership agreement or similar organizational documents of any of the Evercore Partners, Evercore Entities, the ECP II GP or ECP II, (ii) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, or cause any payments to be due under, any of the Evercore Contracts or Evercore Authorizations, (iii) constitute a violation by any of the Evercore Partners, Evercore Entities, the ECP II GP or ECP II of any existing Requirement of Law or Governmental Order applicable to any of the Evercore Partners, the Evercore Entities, the ECP II GP, ECP II or any of their respective properties, rights or assets or (iv) result in the creation of any Lien upon any equity interests, properties, rights or assets of any of the Evercore Entities, the ECP II GP or ECP II except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities.

(b) Other than as set forth in Schedule 3.2.6(a), no Authorization and no filing or notification with any Governmental Authority, any counterparty to any of the Evercore

Contracts or any other Person is required to be made or obtained by any of the Evercore Partners, Evercore Entities, the ECP II GP or ECP II in connection with the execution, delivery or performance by any of the Evercore Partners or Evercore Entities of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Evercore Partners or Evercore Entities, except for any such Authorization, filing or notification the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities.

3.2.7 Taxes.

(a) All material Tax Returns required to be filed by or with respect to each of the Evercore Entities have been timely filed, and all such Tax Returns are complete and correct in all material respects. Each of the Evercore Entities has paid in full all Taxes due and payable, whether or not shown on such Tax Returns, or has made adequate provision for all Taxes on the Evercore Current Balance Sheet. None of the Evercore Entities has incurred a liability for Taxes since the date of the Evercore Current Balance Sheet that is not in the Ordinary Course of Business.

(b) There are no Tax Liens upon any of the assets or properties of any of the Evercore Entities, other than with respect to Taxes not yet due and payable or Liens for Taxes being contested in good faith for which there is adequate provision in the Evercore Current Balance Sheet.

(c) No examination or audit of any Tax Return relating to any Taxes of any of the Evercore Entities or with respect to any Taxes due from or with respect to any of the Evercore Entities by any Governmental Authority is currently in progress or, to the Knowledge of the Evercore Partners, has been threatened by any Governmental Authority. No assessment of Tax has been proposed in writing against any of the Evercore Entities or any of their assets or properties and, to the Knowledge of the Evercore Partners, there are no grounds for any such assessment. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Evercore Entities for any taxable period.

(d) Each of the Evercore Entities has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over (including amounts related to quasi-tax obligations (including social security contributions, workers’ housing fund contributions and retirement contributions)), for all periods under all applicable laws and regulations.

(e) Each of the Evercore Entities has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(f) None of the Evercore Entities is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, other than any such agreements or arrangements solely among the Evercore Entities.

3.2.8 Environmental Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Evercore Entities, and except as provided in Schedule 3.2.8:

(a) Each of the Evercore Entities is, and during the term of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws;

(b) None of the Evercore Entities has received any Environmental Claim, and to the Knowledge of the Evercore Partners, there is no threatened Environmental Claim, or basis to reasonably expect any future Environmental Claim, against any of the Evercore Entities;

(c) None of the Evercore Entities has Released Hazardous Materials or arranged for disposal of Hazardous Materials in violation of Environmental Laws or in a manner that would reasonably be expected to result in liability under any Environmental Law; and

(d) Hazardous Materials are not present at any of the facilities owned, leased or operated by any of the Evercore Entities in amount or condition that would reasonably be expected to result in liability under any Environmental Law.

3.2.9 Title; Assets; Real and Personal Property.

(a) Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities, each of the Evercore Entities has good, valid and marketable title or good, valid and marketable leaseholds, as applicable, to all of the assets, properties and rights, real, personal and mixed, which are necessary to conduct its business as currently conducted, including all properties and assets reflected in the Evercore Current Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) None of the Evercore Entities owns any real property. Schedule 3.2.9(b) contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by each of the Evercore Entities (collectively, including the improvements now or subsequently located thereon, the “Evercore Leased Real Property”), and for each Evercore Leased Real Property, identifies the street address of such Evercore Leased Real Property. True and complete copies of all agreements (including all amendments and modifications thereto) under which any of the Evercore Entities is the landlord, sublandlord, tenant, subtenant, or occupant (each an “Evercore Lease”) have been delivered to the Protego Partners. With respect to the Evercore Leased Real Property, except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities:

(i) To the Knowledge of the Evercore Partners, except as set forth in Schedule 3.2.9(b)(i), none of the Evercore Leased Real Property is subject to any lease, sublease, license, occupancy agreement, option, right, concession or other agreement, written or oral, granting to any other Person (other than an Evercore Entity) any right to purchase, use or occupy such Evercore Leased Real Property or any part thereof;

(ii) Each Evercore Lease is in full force and effect and is valid and enforceable in accordance with its terms and there is no default under any Evercore Lease by any of the Protego Entities, or by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by any of the Protego Entities thereunder;

(iii) Except as set forth in Schedule 3.2.9(b)(iii), each Evercore Lease will continue to be the legal, valid and binding obligation of, and legally enforceable against, the parties thereto and shall continue in full force and effect, in each case on identical terms, following the consummation of the transactions contemplated hereby;

(iv) There are no existing or, to the Knowledge of the Evercore Partners, threatened condemnation or eminent domain proceedings affecting the Evercore Leased Real Property or any portion thereof or any other proceeding affecting the Evercore Leased Real Property or any portion thereof; and

(v) Each parcel of Evercore Leased Real Property has received all approvals of Governmental Authorities permitting lawful occupancy required in connection with the current use thereof.

3.2.10 Material Changes. Since December 31, 2005, (i) there has not been or occurred any Material Adverse Effect with respect to the Evercore Entities and (ii) none of the Evercore Entities has taken or permitted to be taken any action that would have been a violation of Section 4.2 if this Agreement had been in effect at the time of such action.

3.2.11 Intellectual Property Matters. Schedule 3.2.11(a) sets forth all Intellectual Property registrations and applications and all material unregistered Intellectual Property owned by any of the Evercore Entities. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities, or except as set forth in Schedule 3.2.11(b), (i) each of the Evercore Entities owns or has the right to use all Intellectual Property used in its business as currently conducted, free and clear of any Liens, (ii) all registrations and applications set forth on Schedule 3.2.11(b) are unexpired and subsisting, (iii) none of the Evercore Entities is infringing or otherwise violating the Intellectual Property of any other Person, (iv) to the Knowledge of the Evercore Partners, no Person is infringing or otherwise violating the Intellectual Property owned or used by any of the Evercore Entities, and (v) each of the Evercore Entities takes all reasonable steps to protect and maintain its Intellectual Property.

3.2.12 Books of Account; Financial Statements of the Evercore Entities. None of the Evercore Entities has engaged in any material transaction or used any material funds of any of the Evercore Entities except for transactions and funds which are reflected in the applicable

Evercore Entity’s normally maintained books and records. Schedule 3.2.12 sets forth for all of the Evercore Entities (other than Evercore GP Holdings) and their respective Affiliates listed therein, on a combined basis, (i) audited combined balance sheets as of December 31, 2004 and December 31, 2005 and (ii) audited combined statements of income, cash flows and members’ equity and other comprehensive income, in each case, for each of the three years in the periods ended December 31, 2005 (collectively, the “Evercore Financial Statements”). The Evercore Financial Statements (i) are in accordance with the books and records of the Evercore Entities (other than Evercore GP Holdings) and such Affiliates, (ii) fairly present, in all material respects, the combined financial position of the Evercore Entities (other than Evercore GP Holdings) and such Affiliates as of their respective dates and the results of operations and changes in cash flows for the periods covered thereby and (iii) have been prepared in accordance with GAAP applied on a basis consistent with past practice used in preparing the respective financial statements of the Evercore Entities (other than Evercore GP Holdings) and such Affiliates.

3.2.13 Availability of Documents. To the Knowledge of the Evercore Partners, the Evercore Entities have made available to the Protego Partners copies of all documents listed in the schedules in this Section 3.2. Such copies are complete and accurate in all material respects and include all amendments, supplements and modifications thereto or waivers in effect thereunder.

3.2.14 Brokers or Finders. None of the Evercore Partners, the Evercore Entities, the ECP II GP or ECP II incurred or will incur any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.2.15 Employee Relations.

(a) No employee of any of the Evercore Entities was, or is, represented by any labor union or other labor organization.

(b) No contract expressly prohibits any of the Evercore Entities from reducing in any material respect the number of employees of any of the Evercore Entities.

(c) Each of the Evercore Entities has complied in all material respects with all applicable laws, rules and regulations relating to wages, hours, discrimination in employment, collective bargaining, unfair labor practices, employment agreements, family and medical leave, occupational safety and health and, to the extent applicable, the Workers Adjustment and Retraining Notification Act. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Evercore Entities, none of the Evercore Entities has any liability or obligation for any arrears of wages or benefits or any Taxes or penalties for failure to comply with any of the foregoing.

(d) Except as set forth in Schedule 3.2.15(d), the employment of all Persons presently employed or retained by any of the Evercore Entities is terminable at will, and none of the Evercore Entities will be, pursuant to any current contract, arrangement or understanding, applicable law, or otherwise, obligated to pay any material severance pay or other benefit by reason of the voluntary or involuntary termination of employment of any present or former officer, employee or consultant, prior to, on or after the Closing Date.

(e) No material claims are pending or, to the Knowledge of the Evercore Partners, between any of the Evercore Entities and any of their respective employees.

3.2.16 Employee Benefit Plans.

(a) Schedule 3.2.16 sets forth a list of each material written “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each written severance, change in control or employment plan, program or agreement, and each written vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored or maintained by the Evercore Entities, in which present or former employees of the Evercore Entities participate (collectively, the “Evercore Plans”).

(b) To the Knowledge of the Evercore Partners, the Evercore Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other Applicable Laws and have been administered in all material respects in accordance with their terms and such laws. Each Evercore Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to affect such qualification.

(c) There are no pending or, to the Knowledge of the Evercore Partners, threatened claims and no pending or, to the Knowledge of the Evercore Partners, threatened litigation with respect to any Evercore Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.2.17 Insurance. All material insurance policies of each of the Evercore Entities are in full force and effect and provide insurance in such amounts and against such risks as the Evercore Partners have determined to be prudent in accordance with industry practices or as is required by law. None of the Evercore Entities is in material breach or default, and none of the Evercore Entities has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of any of the Evercore Entities.

3.2.18 No Undisclosed Liabilities. Except as set forth in Schedule 3.2.18, none of the Evercore Entities has any liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, except:

(a) liabilities disclosed on the Evercore Current Balance Sheet which have not been paid or discharged since the date thereof; and

(b) liabilities incurred in the Ordinary Course of Business after December 31, 2005 (none of which arose from a breach of any of the Evercore Authorizations or Evercore

Contracts and none of which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Evercore Entities).

For purposes of this Section 3.2.18, the term “liabilities” shall include any direct or indirect Indebtedness, expenditure, or obligation.

3.2.19 Affiliate Transactions. Except as set forth in Schedule 3.2.19, there are no agreements, arrangements or understandings between any of the Evercore Entities, the ECP II GP or ECP II on the one hand, and any of the Evercore Partners or any of their respective Affiliates (other than the Evercore Entities or any portfolio companies of ECP II or any other investment fund managed by the Evercore Partners), on the other hand.

3.2.20 Foreign Corrupt Practices Act. None of the Evercore Entities or any of their respective officers, directors, agents and employees, as applicable, has taken any action that (i) violated in any material respect the FCPA or (ii) violated in any material respect any similar law of any jurisdiction in which any of the Evercore Entities conducts business.

3.2.21 Broker Dealer Compliance.

(a) All activities and operations conducted or engaged in, directly or indirectly, by any of the Evercore Entities that are required by any applicable Requirement of Law or Governmental Order to be conducted by a duly registered and licensed broker-dealer are conducted solely by EG LLC. Schedule 3.2.21(a) lists all material registrations and licenses held by EG LLC with all applicable Governmental Authorities. EG LLC is duly registered and licensed as a broker-dealer under Exchange Act and under any state, federal or foreign broker-dealer or similar laws or similar laws pursuant to which EG LLC is required to be so registered, and satisfies the minimum net capital requirements of the Exchange Act.

(b) EG LLC has timely filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules with all applicable Governmental Authorities (all such reports and statements, including the financial statements, exhibits, annexes and schedules thereto, being collectively referred to herein as the “EG LLC Reports”). Each of the EG LLC Reports, when filed, complied in all material respects as to form with, and the requirements of, the applicable Governmental Authorities.

3.2.22 Investment Purpose. Each of the Evercore Partners is acquiring the Partnership Units and shares of Class B Stock, as well as shares of Class A Stock issuable to such Evercore Partner in exchange for Partnership Units (the “Securities”), for its own account for investment and not with a view to the distribution thereof and will not dispose of the Securities except in compliance with the Securities Act. Each Evercore Partner is fully aware that such Securities have not been registered under the Securities Act or under any applicable state securities laws, and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such laws. Each Evercore Partner is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Each Evercore Partner is able to bear the economic risk of the investment in such Securities and has such knowledge and experience in financial and business matters, and knowledge of the business of the Protego Entities, the Evercore Entities, the Partnership and Pubco, as to be capable of evaluating the merits and risks of a prospective investment. Each Evercore Partner acknowledges that it has received or been given access to financial information and other documents and records necessary to make a well-informed investment decision and has had an opportunity to discuss the business, management and financial affairs of the Protego Entities, the Evercore Entities, the Partnership and Pubco with their respective managements.

3.2.23 Survival of Representations and Warranties. All representations and warranties made by the Evercore Partners in this Agreement or in the certificates delivered pursuant to Section 5.2.3 shall survive until the eighteen (18) month anniversary of the Closing Date, except that (a) any intentional misrepresentation shall survive the Closing without limitation and (b) any representation or warranty contained in Sections 3.2.1 and 3.2.2 shall survive the Closing indefinitely; provided that, notwithstanding the foregoing, the representations and warranties contained in Section 3.2.7 shall survive for the period set forth in Section 7.11. Notwithstanding the foregoing survival periods, in the event that any party makes a claim based upon breach of any representation or warranty pursuant to Article 6 and/or Article 7, which claim is submitted to the breaching party prior to, or at the expiration of, the applicable survival period, such representation or warranty shall survive until the resolution of such claim in accordance with this Agreement.

3.3 Representations and Warranties of the Partnership and Pubco. The Partnership and Pubco hereby represent and warrant to the Evercore Partners and the Protego Partners, as of the date hereof and as of the Closing Date, as set forth below:

3.3.1 Existence, Qualification and Authority.

(a) The Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware, and Pubco is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. Each of the Partnership and Pubco has all requisite power and authority to own and operate its assets and carry on its business as currently conducted, except where any such failure to be so organized or existing or to have such power and authority has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Each of the Partnership and Pubco has the requisite power, authority and legal right to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(c) The execution, delivery and performance by each of the Partnership and Pubco of each this Agreement and the Non-Solicitation Agreements have been duly authorized by all necessary action on its part. Prior to the Closing, the execution, delivery and performance of each of the other Transaction Documents to which the Partnership or Pubco is a party will have been duly authorized by all necessary action on the part of the Partnership or Pubco, as applicable.

(d) This Agreement has been duly executed and delivered by the Partnership and Pubco, and the Non-Solicitation Agreements have been duly executed and delivered by Pubco, and each such agreement constitutes the legal, valid and binding obligation of the Partnership or Pubco, as applicable, enforceable against the Partnership or Pubco, as applicable, in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy laws and other similar laws affecting creditors’ rights generally. On the Closing Date, each of the other Transaction Documents to which the Partnership or Pubco is a party will have been duly executed and delivered by the Partnership or Pubco, as applicable, and will constitute a legal, valid and binding obligation of the Partnership or Pubco, as applicable, enforceable against the Partnership or Pubco, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally.

3.3.2 Compliance with Law; Authorizations.

(a) Each of the Partnership and Pubco has complied with, and is not in violation of, any Requirement of Law or any other Governmental Order, in each case, applicable to it or its business, except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement and the other Transaction Documents, (i) each of the Partnership and Pubco has all Authorizations that are necessary for it to operate its business, (ii) each of such Authorizations is in full force and effect, is validly and exclusively held by the Partnership or Pubco, as applicable, without any legal disqualifications, conditions or other restrictions, and is free and clear of all Liens and (iii) there are no existing applications, petitions to deny or complaints or proceedings pending before any Governmental Authority relating to such Authorizations. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement and the other Transaction Documents, neither the Partnership nor Pubco is in default, nor has the Partnership or Pubco received any notice of any claim of default, pending investments or additional requirements to be satisfied with respect to such Authorizations, and no event has occurred with respect to such Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any impairment of the rights of the Partnership or Pubco, as applicable, under any such Authorizations.

3.3.3 Validity of Contemplated Transactions, Etc.

(a) Neither the execution, delivery and performance by the Partnership or Pubco of this Agreement and the other Transaction Documents to which the Partnership or Pubco, as applicable, is a party, nor the consummation by the Partnership or Pubco of the transactions contemplated hereby or thereby, nor compliance by the Partnership or Pubco with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with the organizational documents of the Partnership or Pubco, (ii) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in a breach or termination of, or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, or cause any payments to be due under, any contracts to which the Partnership or Pubco is a party or any Authorizations held by the Partnership or Pubco, (iii) constitute a violation by the Partnership or Pubco of any existing Requirement of Law or Governmental Order applicable to the Partnership or its properties, rights or assets or (iv) result in the creation of any Lien upon any equity interests, properties, rights or assets of the Partnership or Pubco, except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) No Authorization and no filing or notification with any Governmental Authority, any counterparty to any of the contracts to which the Partnership or Pubco is a party or any other Person is required to be made or obtained by the Partnership or Pubco in connection with the execution, delivery or performance by the Partnership or Pubco of this Agreement or the other Transaction Documents to which the Partnership or Pubco, as applicable, is a party, or the consummation of the transactions contemplated hereby or thereby by the Partnership or Pubco, except for any such Authorization, filing or notification the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

3.3.4 Partnership Units, Class A Stock and Class B Stock. At the Closing, the Partnership Units, Class A Stock and Class B Stock to be issued to the Evercore Partners and the Protego Partners pursuant to this Agreement will be duly authorized, validly issued, outstanding, fully paid and nonassessable.

3.3.5 No Survival of Representations and Warranties. All representations and warranties made by the Partnership and Pubco in this Agreement or in the certificates delivered pursuant to Section 5.3.2 shall survive until the eighteen (18) month anniversary of the Closing Date, except that (a) any intentional misrepresentation shall survive the Closing without limitation and (b) any representation or warranty contained in Section 3.3.1 shall survive the Closing indefinitely. Notwithstanding the foregoing survival periods, in the event that any party makes a claim based upon breach of any representation and warranty pursuant to Article 6, which claim is submitted to the breaching party prior to, or at the expiration of, the applicable survival period, such representation or warranty shall survive until the resolution of such claim in accordance with this Agreement.

ARTICLE 4

COVENANTS AND AGREEMENTS

4.1 Agreements of the Protego Partners Pending the Closing. Each of the Protego Partners covenants and agrees as follows with respect to each of the Protego Entities that, from the date of this Agreement through the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as set forth in Schedule 4.1 or as otherwise consented to in writing by the Evercore Founders (on behalf of the Evercore Partners):

4.1.1 Conduct in the Ordinary Course. Each of the Protego Partners shall cause each of the Protego Entities to conduct its business in the Ordinary Course of Business, except as may be necessary in order to implement and perform their respective obligations under this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, except as may be necessary to implement and perform their respective obligations under this Agreement and the other Transaction Documents, the Protego Partners shall cause each of the Protego Entities to:

(a) use Commercially Reasonable Efforts to keep available the services of each of the Protego Entities’ present employees and agents (and upon departure of any such employees or agents, use Commercially Reasonable Efforts to hire appropriate replacement employees or agents of comparable skill and experience);

(b) not sell, lease, license, or otherwise dispose of any material assets, rights or properties of any of the Protego Entities other than sales, leases, licenses or other dispositions in the Ordinary Course of Business;

(c) use Commercially Reasonable Efforts to maintain the relations and goodwill of each of the Protego Entities with the clients, investors, vendors, customers, employees, portfolio companies and any others having business relations with any of the Protego Entities;

(d) except as provided in Schedule 4.1.1(d), not issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or other equity interests, as applicable, of any of the Protego Entities or any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, redemption rights or other contracts or commitments that could require the Protego Partners or any of the Protego Entities to issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or other equity interests, as applicable, of any of the Protego Entities, except for the issuance, delivery or sale of any shares of capital stock or other equity interests of any of the Protego Entities to any Person becomes an employee, partner, member, director, officer or shareholder of any of the Protego Entities and, thereafter, becomes a Party to this Agreement and shall be deemed to be a Protego Partner;

(e) not split, subdivide, combine or reclassify, directly or indirectly, any shares of capital stock or other equity interests, as applicable, of any of the Protego Entities, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock or other equity interests, as applicable, except for any redemption or repurchase of stock or other equity interest from existing equityholders in connection with the termination of their employment with any of the Protego Entities required by, and in accordance with, the terms of the applicable organizational and other documents governing such termination of employment;

(f) except as set forth in Schedule 4.1.1(f), not enter into any joint venture, partnership or similar arrangement or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture association or other business organization or division thereof;

(g) comply in all material respects with all Requirements of Law applicable to any of the Protego Entities;

(h) keep in full force and effect, and pursue in a manner consistent with past practice all claims under, the insurance policies held by or covering any of the Protego Entities or their respective businesses;

(i) continue in accordance with past practice all marketing and promotional practices relating to the maintenance and growth of each of the Protego Entities;

(j) continue in accordance with operations in the Ordinary Course of Business to pay all accounts payable and other liabilities and obligations of, and to collect all accounts receivable of, each of the Protego Entities;

(k) (i) not make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to any material Taxes, file any material amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or material assessment relating to any of the Protego Entities, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any of the Protego Entities, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax, and (ii) timely file all Tax Returns required to be filed and pay all Taxes due (whether or not shown on such Tax Returns);

(l) except as set forth in Schedule 4.1.1(l), not grant or otherwise commit to make any material increase in the compensation or fringe benefits of any present director, officer or employee of any of the Protego Entities (except for increases in base salary for employees in the Ordinary Course of Business), or any increase in the compensation or fringe benefits of any former director, officer or employee of any of the Protego Entities; provided that bonus payments may be made to the Protego Partners and other employees of Protego Entities to the extent that such payments would not, individually or together with any such other bonus payments or dividends, distributions or other payments made in accordance with Section 4.1.1(s), result in the PCB Net Capital being less than the PCB Minimum Net Capital Amount at any time;

(m) (i) not enter into any employment agreement with any Person which provides for annual compensation in excess of $350,000, severance payments in excess of

$100,000 in the aggregate or any guaranteed term of employment, or any agreement with a consultant which provides for aggregate compensation in excess of $100,000 or grant any severance or termination pay to any present or former director, officer or employee of any of the Protego Entities in excess of $100,000; and (ii) not enter into any employment agreement or other understanding with any Person pursuant to which such Person (A) will be an employee of Pubco, the Partnership or any of their subsidiaries following the Closing at a level of Senior Managing Director or higher and/or (B) will be entitled to receive any Partnership Units or Class A Stock if the issuance of such Partnership Units or Class A Stock would result in any reduction in the percentage of Partnership Units, in the aggregate, to be issued to the Evercore Partners pursuant to this Agreement (which percentage shall be based on the total number of Partnership Units to be issued to the Evercore Partners and the Protego Partners, collectively, pursuant to this Agreement);

(n) not establish, adopt, enter into, amend or terminate any Protego Plan or any plan, program, agreement or other arrangement that would be a Protego Plan if it were in existence as of the date of this Agreement;

(o) not incur, modify, cancel or repay any Indebtedness (or guarantees in respect thereof);

(p) not enter into, amend or terminate any agreement pursuant to which, following the Closing, Pubco, the Partnership or any of their Affiliates would be restricted from engaging in any business, engaging in business in any geographic area or pursuing any strategic initiative or competing in any manner;

(q) not amend or modify in any material respect any organizational documents of any of the Protego Entities;

(r) not enter into, amend or terminate any contract, agreement, arrangement or understanding between any of the Protego Entities, on the one hand, and any of the Protego Partners or any other Affiliate of any of the Protego Entities (including Aggero or Acentus but excluding any of the Protego Entities and any portfolio company of DAI), on the other hand, except that, upon prior notice provided to the Evercore Founders, a Protego Entity (other than PCB) may enter into, amend or terminate any contract, agreement, arrangement or understanding with another Protego Entity (other than PCB); and

(s) other than the PAS Dividend and dividends or distributions permitted by Section 4.3.9, not declare, set aside, pay or make any dividends or distributions (excluding Tax distributions) in respect of outstanding shares of capital stock, membership interests, partnership interests or otherwise.

4.2 Agreements of the Evercore Partners Pending the Closing. Each of the Evercore Partners covenants and agrees as follows with respect to each of the Evercore Entities, that from the date of this Agreement through the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as otherwise consented to in writing by the Protego Founder (on behalf of the Protego Partners):

4.2.1 Conduct in the Ordinary Course. Each of the Evercore Partners shall cause each of the Evercore Entities to conduct its business in the Ordinary Course of Business, except as may be necessary in order to implement and perform their respective obligations under this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, except as may be necessary to implement and perform their respective obligations under this Agreement and the other Transaction Documents, the Evercore Partners shall cause each of the Evercore Entities to:

(a) use Commercially Reasonable Efforts to keep available the services of each of the Evercore Entities’ present employees and agents (and upon departure of any such employees or agents, use Commercially Reasonable Efforts to hire appropriate replacement employees or agents of comparable skill and experience);

(b) not sell, lease, license, or otherwise dispose of any material assets, rights or properties of any of the Evercore Entities other than sales, leases, licenses or other dispositions in the Ordinary Course of Business;

(c) use Commercially Reasonable Efforts to maintain the relations and goodwill of each of the Evercore Entities with the clients, investors, vendors, customers, employees, portfolio companies and any others having business relations with any of the Evercore Entities;

(d) not issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or other equity interests, as applicable, of any of the Evercore Entities or any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, redemption rights or other contracts or commitments that could require the Evercore Partners or any of the Evercore Entities to issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or other equity interests, as applicable, of any of the Evercore Entities, except for the issuance, delivery or sale of any shares of capital stock or other equity interests of any of the Evercore Entities to any Person becomes an employee, partner, member, director, officer or shareholder of any of the Evercore Entities and, thereafter, becomes a Party to this Agreement and shall be deemed to be a Evercore Partner;

(e) not split, subdivide, combine or reclassify, directly or indirectly, any of the outstanding capital stock or other equity interests, as applicable, of any of the Evercore Entities, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock or other equity interests, as applicable, except for any redemption or repurchase of stock or other equity interest from existing equityholders in connection with the termination of their employment with any of the Evercore Entities required by, and in accordance with, the terms of the applicable organizational and other documents governing such termination of employment;

(f) not enter into any joint venture, partnership or similar arrangement or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture association or other business organization or division thereof;

(g) comply in all material respects with all Requirements of Law applicable to any of the Evercore Entities;

(h) keep in full force and effect, and pursue in a manner consistent with past practice all claims under, the insurance policies held by or covering any of the Evercore Entities or their respective businesses;

(i) continue in accordance with past practice all marketing and promotional practices relating to the maintenance and growth of each of the Evercore Entities;

(j) continue in accordance with operations in the Ordinary Course of Business to pay all accounts payable and other liabilities and obligations of, and to collect all accounts receivable of, each of the Evercore Entities;

(k) (i) not make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to any material Taxes, file any material amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or material assessment relating to any of the Evercore Entities, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any of the Evercore Entities, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax, and (ii) timely file all Tax Returns required to be filed and pay all Taxes due (whether or not shown on such Tax Returns);

(l) not grant or otherwise commit to make any material increase in the compensation or fringe benefits of any present director, officer or employee of any of the Evercore Entities (except for increases in base salary for employees in the Ordinary Course of Business) or any increase in the compensation or fringe benefits of any former director, officer or employee of any of the Evercore Entities; provided that bonus payments may be made to the Evercore Partners and other employees of the Evercore Entities to the extent that such payments would not, individually or together with any such bonus payments or dividends, distributions or other payments made in accordance with Section 4.2.1(s), result in the EG LLC Net Capital being less than the EG LLC Minimum Net Capital Amount at any time;

(m) (i) not enter into any employment agreement with any Person which provides for annual compensation in excess of $1,000,000, severance payments in excess of $300,000 in the aggregate or any guaranteed term of employment, or any agreement with a consultant which provides for aggregate compensation in excess of $300,000, or grant any severance or termination pay to any present or former director, officer or employee of any of the Evercore Entities in excess of $300,000, except for employment agreements with individuals retained to support the financial or legal functions of Pubco and its Affiliates following the Closing in order to prepare for and ensure compliance by Pubco and its Affiliates with all applicable laws following the Closing, and (ii) not enter into any employment agreement or other understanding with any Person pursuant to which such Person (A) will be an employee of Pubco, the Partnership or any of their subsidiaries following the Closing at a level of Senior Managing Director or higher and/or (B) will be entitled to receive any Partnership Units or Class A Stock if the issuance of such Partnership Units or Class A Stock would result in any reduction in the percentage of Partnership Units, in the aggregate, to be issued to the Protego Partners pursuant to this Agreement (which percentage shall be based on the total number of Partnership Units to be issued to the Evercore Partners and the Protego Partners, collectively, pursuant to this Agreement);

(n) not establish, adopt, enter into, amend or terminate any Evercore Plan or any plan, program, agreement or other arrangement that would be an Evercore Plan if it were in existence as of the date of this Agreement;

(o) not incur, modify, cancel or repay any Indebtedness (or guarantees in respect thereof);

(p) not enter into, amend or terminate any agreement pursuant to which, following the Closing, Pubco, the Partnership or any of their Affiliates would be restricted from engaging in any business, engaging in business in any geographic area or pursuing any strategic initiative or competing in any manner;

(q) not amend or modify in any material respect any organizational documents of any of the Evercore Entities;

(r) not enter into, amend or terminate any contract, agreement, arrangement or understanding between any of the Evercore Entities, on the one hand, and any of the Evercore Partners or any other Affiliate of the Evercore Entities (excluding any of the Evercore Entities or any portfolio company of ECP II or any other investment fund managed by the Evercore Partners), on the other hand, except that, upon prior notice provided to the Protego Founder, an Evercore Entity may enter into, amend or terminate any contract, agreement, arrangement or understanding with another Evercore Entity; and

(s) other than as permitted by Section 4.3.9, not declare, set aside, pay or make any dividends or distributions (excluding Tax distributions) in respect of outstanding shares of capital stock, membership interests, partnership interests or otherwise.

4.3 Covenants of the Protego Partners and the Evercore Partners. The Protego Partners (with respect to each of the Protego Entities) and the Evercore Partners (with respect to each of the Evercore Entities) further covenant and agree as follows:

4.3.1 Copies of Regulatory Filings. Except to the extent prohibited by Requirements of Law, each of the Parties hereto shall provide to the other copies of all filings and material correspondence with all Governmental Authorities with respect to the filings and consents described in Section 4.3.5.

4.3.2 Publicity. Until the Closing, none of the Protego Partners or Evercore Partners shall issue, or cause to be issued, any press release or make, or cause to be made, any public statement with respect to this Agreement or the transactions contemplated hereby without the approval of the other, except as may be required by law or by the rules of any national securities exchange to which the disclosing Party is subject. In the event that any press release or any such public statement is required to be made or issued by law or by the rules of any national securities exchange, the Party required to make or issue such press release or public statement shall (to the extent possible) consult with the other Party before making or issuing such press release or other public statement.

4.3.3 Confidentiality. Until the Closing, subject to Section 4.3.7, except as may be required by any Requirement of Law, stock exchange or as otherwise expressly contemplated herein (including obtaining any necessary Authorizations of any Governmental Authorities), neither Party nor any such Party’s Affiliates, employees, agents or representatives will disclose to any third party any Confidential Information concerning the business or affairs of the other Party that it may have acquired from such Party orally, in writing, by observation or otherwise in the course of pursuing the Transactions without the prior written consent of the other Party, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Requirement of Law or Governmental Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Commercially Reasonable Efforts (at the disclosing Party’s expense) to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a non-confidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other Party. If the Transactions are not consummated, each Party will, at the disclosing Party’s option, return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request. Solely for purposes of this Section 4.3.3, the Protego Partners, collectively, shall constitute a “Party” and the Evercore Partners, collectively, shall constitute a “Party.”

4.3.4 Cooperation; Election of PCB Directors; PCB Shareholders Agreement; Amendments to PAS and Protego PE By-Laws.

(a) Each of the Evercore Partners and Protego Partners shall use Commercially Reasonable Efforts to cooperate and cause all of the conditions precedent to the obligations of the Evercore Partners and the Protego Partners under this Agreement to be satisfied on or prior to the Closing Date.

(b) Prior to the Closing, the Protego Partners shall take all necessary action to (i) duly convene a meeting of the shareholders of PCB for the purpose of electing two individuals (and their respective alternates) as additional members of the PCB board of directors, effective as of the Closing, and (ii) vote the shares of PCB held by PAS in favor of the election of such individuals (and their respective alternates) as additional members of the PCB board of directors. The two individuals (and their respective alternates) to be appointed as additional members of the PCB board of directors shall be specified in writing by the Evercore Founders to the Protego Founder.

(c) Promptly following the date of this Agreement, the Evercore Partners and the Protego Partners shall cooperate in good faith to prepare and negotiate an agreement to be entered into among the shareholders of PCB which provides for tag-along and drag-along rights, which agreement shall be reasonably acceptable to the Evercore Founders and the Protego Founder.

(d) As soon as reasonably practicable, and in any event within ten (10) Business Days, following the receipt of the approval of the Mexican Ministry of Foreign Relations (Secretaría de Relaciones Exteriores) to the amendment of the by-laws of each of PAS and Protego PE to permit the acquisition of such entity by the Partnership, the Protego Partners shall take all necessary action to (i) duly convene a meeting of the shareholders of each of PAS and Protego PE for the purpose of amending the by-laws of such entity to permit the acquisition of such entity by the Partnership, (ii) vote the shares of PAS held by each of the Protego Partners in favor of such amendments to the by-laws of PAS, (iii) cause the shares of PAS held by Sedna to be voted in favor of such amendments to the by-laws of PAS, (iv) cause the shares of Protego PE held by PAS to be voted in favor of such amendments to the by-laws of Protego PE and (v) cause the shares of Protego PE held by PAd to be voted in favor of such amendments to the by-laws of Protego PE.

4.3.5 Regulatory and Other Authorizations. Each of the Evercore Partners and Protego Partners agrees to use its Commercially Reasonable Efforts to take, and cause its Affiliates to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its Commercially Reasonable Efforts (i) to obtain any licenses, permits, consents, approvals, Authorizations, and qualifications of Governmental Authorities and other third parties as are required or appropriate in connection with the consummation of the transactions contemplated by the Agreement and by the other Transaction Documents and (ii) to effect all required registrations and filings required in connection with the consummation of the transactions contemplated hereby and thereby, including making all filings necessary with the CNBV, the NASD, the Mexican Ministry of Foreign Relations (Secretaría de Relaciones Exteriores) and the Mexican Federal Competition Commission (Comisíon Federal de Competencia), as applicable, and satisfying any and all requests for information or other requirements made by any such Governmental Authority, as applicable. Each Party agrees to use its Commercially Reasonable Efforts to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. Notwithstanding the foregoing, none of the Evercore Partners, the Evercore Entities, the Protego Partners, the Protego Entities, Pubco, the Partnership, Temporary GP or any of their Affiliates shall be required to enter into any settlement, undertaking, consent decree or stipulation or take any action or agree to take any action that requires or would require any of the Evercore Entities, any of the Protego Entities, Pubco, the Partnership, Temporary GP or any of their Affiliates to (a) sell, divest or otherwise dispose of any assets, product lines or businesses or (b) take or agree to take any action, or agree to any limitation, that would, either individually or in the aggregate, be adverse to the business, assets, liabilities, properties, rights, operations or condition (financial or otherwise) of any of the Evercore Entities, any of the Protego Entities, Pubco, the Partnership, Temporary GP or any of their Affiliates at or following the Closing.

4.3.6 Access.

(a) Each of the Protego Partners shall cause each of the Protego Entities to permit the Evercore Partners and their authorized representatives to have reasonable access, during regular business hours and upon advance notice, to the books, records, properties and facilities of each of the Protego Entities (including all accountant workpapers, financial analyses and external reports relating to the management of each of the Protego Entities and the reports from each of the Protego Entities’ facilities and assets), and to the officers and key managers of each of the Protego Entities.

(b) Each of the Evercore Partners shall cause the Evercore Entities to permit the Protego Partners and their authorized representatives to have reasonable access, during regular business hours and upon advance notice, to the books, records, properties and facilities of each of the Evercore Entities (including all accountant workpapers, financial analyses and external reports relating to the management of each of the Evercore Entities and the reports from each of the Evercore Entities’ facilities and assets), and to the officers and key managers of each of the Evercore Entities.

4.3.7 SEC Filings and Reports.

(a) In connection with the IPO, each of the Evercore Partners and Protego Partners shall cooperate in preparing, and shall cause to be filed with the SEC as promptly as practicable, mutually acceptable offering materials in respect of the IPO, including a Registration Statement of Pubco on Form S-1 (including the prospectus filed as part of such Registration Statement) (as amended and supplemented from time to time, the “Form S-1”). Each of the Evercore Partners and Protego Partners shall use reasonable best efforts to have the Form S-1 declared effective by the SEC as promptly as practicable. Each of Evercore Partners and Protego Partners shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the Form S-1 received from the SEC. The Evercore Partners shall cooperate with and provide the Protego Partners, and the Protego Partners shall cooperate with and provide the Evercore Partners, with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-1 prior to filing such with the SEC. The Evercore Partners and the Protego Partners will provide each other with a copy of all such filings made with the SEC. Each of the Evercore Partners and Protego Partners shall furnish all necessary information concerning the Evercore Partners, the Evercore Entities, the Protego Partners, the Protego Entities and their respective Affiliates, as applicable, as may be reasonably requested in connection with the IPO and Form S-1. Without limiting the foregoing, each of Evercore Partners and Protego Partners agrees to (i) participate in, and cause appropriate officers and employees to participate in, meetings, drafting sessions, due diligence sessions and road shows, (ii) prepare and furnish financial and other pertinent information regarding it and its Affiliates for inclusion in the Form S-1, (iii) execute and deliver any certificates, consents, underwriting agreements, placement agreements, registration rights agreements or other documents in connection with the IPO and the Form S-1, (iv) cause legal counsel to deliver customary opinions in connection with the IPO and the Form S-1 and (v) cause its independent accountants to provide consent to inclusion of audit reports and financial statements and provide any comfort letters in connection with the IPO and the Form S-1.

(b) Each of Evercore Partners agrees, as to themselves and their respective Affiliates, that none of the information supplied by the Evercore Partners or their respective Affiliates or to be supplied for inclusion or incorporation by reference in the Form S-1 by the Evercore Partners or their respective Affiliates, and each of the Protego Partners agrees, as to themselves and their respective Affiliates, that none of the information supplied by the Protego Partners or their respective Affiliates or to be supplied for inclusion or incorporation by reference in the Form S-1 by the Protego Partners or their respective Affiliates, will, at the time the Form S-1 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the Evercore Partners and Protego Partners agrees that the Form S-1 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. If at any time prior to the Form S-1 being declared effective by the SEC any information relating to any of the Evercore Partners, Evercore Entities, Protego Partners, Protego Entities, or their respective Affiliates, officers, directors, managers or partners, should be discovered by any of Evercore Partners or Protego Partners which should be set forth in an amendment or supplement to the Form S-1 so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

4.3.8 Supplements to Schedules. Until ten (10) days prior to the Closing, the Protego Partners, on the one hand, and the Evercore Partners, on the other hand, shall amend their respective Schedules in order to add, delete or revise any information in such Schedules necessary as a result of events occurring after the date hereof (including, with respect to Schedule 3.1.12 and Schedule 3.2.12, changes arising out of any audit of such financial statements between the date of this Agreement and the Closing Date and any changes in response to comments made by the SEC in connection with its review of such financial statements included in the Form S-1) in order to make each of their respective representations and warranties contained in Article 3 true and correct; provided that any such addition, deletion or revision shall not be taken into account for purposes of determining whether the conditions precedent set forth in Article 5 are satisfied; and provided, further, that (i) if such addition, deletion or revision were taken into account for purposes of determining whether the conditions precedent set forth in Article 5 are satisfied and (ii) such addition, deletion or revision discloses any change, effect or circumstance that, individually or in the aggregate, would not result in a failure of any condition precedent set forth in Article 5 to be satisfied, such addition, deletion or revision shall not be taken into account for purposes of indemnification as set forth in Article 6 and Article 7. If such addition, deletion or revision discloses any change, effect or circumstance that, individually or in the aggregate, would result in a failure of any condition precedent set forth in Article 5 to be satisfied, the party whose condition precedent set forth in Article 5 fails to be satisfied as a result of such change, effect or circumstance may, at its option, cause this Agreement to be terminated without any liability to such party by giving written notice to the other parties upon the earlier of: (a) a date within ten (10) days after receipt of the amended Schedule, or (b) the Closing Date. If the party which has the right to terminate this Agreement pursuant to the immediately preceding sentence does not give such written notice, and the Closing occurs, this Agreement shall be deemed to have been amended (including for purposes of indemnification as set forth in Article 6 and Article 7) by substituting the amended Schedule for the original or prior Schedule.

4.3.9 Pre-Closing Distributions; Statutory Minimum Net Capital.

(a) (i) Prior to the Closing Date, the Protego Entities may make cash distributions or dividends to the Protego Partners in an aggregate amount that shall not exceed the Protego Distribution Amount; provided that, to the extent that cash is not available prior to the Closing Date to pay the full amount of such dividend or distribution in an amount up to the Protego Distribution Amount, such difference shall be paid to the Protego Partners in the form of notes payable issued to the Protego Partners, which notes shall be payable at the time cash is available following the Closing, or via an assignment of accounts receivable; and provided, further, that, in any event, after giving effect to such distributions or dividends (including dividends or distribution in the form of notes payable or via an assignment of accounts receivable), the PCB Net Capital is equal to or greater than the PCB Minimum Net Capital Amount (and to the extent that the distribution or dividend of any amounts would result in PCB Net Capital being less than the PCB Minimum Net Capital Amount, such distributions or dividends shall be reduced accordingly).

(ii) Prior to the Closing Date, the Evercore Entities may make cash distributions or dividends to the Evercore Partners in an aggregate amount that shall not exceed the Evercore Distribution Amount; provided that, to the extent that cash is not available prior to the Closing Date to pay the full amount of such dividend or distribution in an amount up to the Evercore Distribution Amount, such difference shall be paid to the Evercore Partners in the form of notes payable issued to the Evercore Partners, which notes shall be payable at the time cash is available following the Closing, or via an assignment of accounts receivable; and provided, further, that, in any event, after giving effect to such distributions or dividends (including dividends or distribution in the form of notes payable or via an assignment of accounts receivable), the EG LLC Net Capital is equal to or greater than the EG LLC Minimum Net Capital Amount (and to the extent that the distribution or dividend of any amounts would result in EG LLC Net Capital being less than the EG LLC Minimum Net Capital Amount, such distributions or dividends shall be reduced accordingly).

(b) At the Closing, the Protego Partners shall deliver to the Partnership a certificate (the “PCB Net Capital Certificate”) executed by a duly authorized officer of PCB, dated the Closing Date, certifying that, as of the opening of business on the Closing Date, the Net Capital of PCB was equal to or greater than the PCB Minimum Net Capital Amount, and (ii) the

Evercore Partners shall deliver to the Partnership a certificate (the “EG LLC Net Capital Certificate”) executed by a duly authorized officer of EG LLC, dated the Closing Date, certifying that, as of the opening of business on the Closing Date, the Net Capital of EG LLC was equal to or greater than the Evercore Minimum Net Capital Amount.

(c) The PCB Net Capital Certificate and the EG LLC Net Capital Certificate shall be final and binding on the parties unless, within ninety (90) days after the Closing Date, the Protego Partners, in the case of the PCB Net Capital Certificate, and/or the Evercore Partners, in the case of the EG LLC Net Capital Certificate, receive from the Partnership a statement (“Notice of Objection”) indicating that the PCB Net Capital was less than the PCB Minimum Net Capital Amount or the EG LLC Net Capital was less than the EG LLC Minimum Net Capital Amount, as the case may be, and listing all objections, together with an explanation, with reasonable detail, of the specific amount of adjustment to the PCB Net Capital calculation or EG LLC Net Capital calculation, as applicable, as of the opening of business on the Closing Date.

(d) In the event that the Protego Partners and/or the Evercore Partners receive a Notice of Objection, the parties shall work together to resolve their differences regarding the PCB Net Capital or EG LLC Net Capital, as applicable, in each case, as of the opening of business on the Closing Date. If it is not possible to reach agreement on all objections included in any Notice of Objection within a period of thirty (30) days of receipt by the Protego Partners and/or the Evercore Partners, as appropriate, of such a Notice of Objection, the parties shall submit the matters that remain in dispute for review and final resolution by a nationally recognized independent accounting firm selected by the mutual consent of the Evercore Founders and the Protego Founder (the “Designated Accountant”). The parties shall cause the Designated Accountant to render a decision resolving the matters in dispute within thirty (30) days following completion of the submission(s) to the Designated Accountant and such determination shall be final and binding on the parties. The costs of the Designated Accountant shall be borne by the Partnership.

(e) For purposes of the review of the PCB Net Capital Certificate and/or the EG LLC Net Capital Certificate, the parties shall make available to each other and to the Designated Accountant, if applicable, all other relevant books and records and other information relating to computation of PCB Net Capital or EG LLC Net Capital, as applicable.

(f) In the event that the PCB Net Capital as of the opening of business on the Closing Date, as finally determined in accordance with this Section 4.3.9, was less than the PCB Minimum Net Capital Amount, each Protego Partner shall pay to the Partnership in cash the amount of such shortfall, to the extent of such Protego Partner’s pro rata share of such obligation which is specified in Annex F, within ten (10) Business Days of receiving written notice thereof from the Partnership. In the event the EG LLC Net Capital as of the opening of business on the Closing Date, as finally determined in accordance with this Section 4.3.9, was less than the EG LLC Minimum Net Capital Amount, the Evercore Partners shall pay to the Partnership in cash the amount of such shortfall, to the extent of such Evercore Partner’s pro rata share of such obligation which is specified in Annex G, within ten (10) Business Days of receiving written notice thereof from the Partnership.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to Obligations of the Evercore Partners. All obligations of the Evercore Partners under Article 2 are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by the Evercore Founders (on behalf of the Evercore Partners):

5.1.1 Representations and Warranties True as of Closing. Each of the representations and warranties of each of the Protego Partners contained in this Agreement shall have been true and correct in all material respects (without duplication of any materiality qualifications included in such representations and warranties for all purposes of this Section 5.1.1) as of the date of this Agreement and shall be true and correct in all material respects (without duplication of any materiality qualifications included in such representations and warranties for all purposes of this Section 5.1.1) as of the Closing Date (provided that the representations and warranties contained in the last sentence of Section 3.1.2(b) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date), with the same effect as though each of such representations and warranties had been made on and as of the Closing Date, other than any such representations and warranties made as of a specified date prior to the Closing Date, which shall be true and correct as of such date.

5.1.2 Compliance with this Agreement. Each of the Protego Partners shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to have been performed or complied with by it prior to or at the Closing.

5.1.3 Closing Certificates. The Evercore Partners shall have received a certificate executed by each of the Protego Partners certifying as set forth in Sections 5.1.1 and 5.1.2.

5.1.4 No Material Adverse Effect. No Material Adverse Effect with respect to the Protego Entities shall have occurred and be continuing.

5.1.5 Consents. (a) The Protego Partners shall have obtained each of the consents, authorizations and approvals listed on Schedule 3.1.6(a), (b) a true, correct and complete copy of each such consent, authorization and approval shall have been delivered to the Evercore Partners at or prior to the Closing, and (c) each such consent, authorization and approval shall be in full force and effect and shall not be subject to the satisfaction of any condition that has not been satisfied or waived.

5.1.6 Closing Deliverables. The Evercore Partners shall have received all closing deliverables to be received by them at Closing pursuant to Sections 2.3(b) and 2.3(d).

5.2 Conditions Precedent to Obligations of the Protego Partners. All obligations of the Protego Partners under Article 2 are subject to the fulfillment or satisfaction, prior to or at the

Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by the Protego Founder (on behalf of the Protego Partners):

5.2.1 Representations and Warranties True as of Closing. Each of the representations and warranties of each of the Evercore Partners contained in this Agreement shall have been true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 5.2.1) as of the date of this Agreement and shall be true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 5.2.1) as of the Closing Date (provided that the representations and warranties contained in the last sentence of Section 3.2.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date), with the same effect as though each of such representations and warranties had been made on and as of the Closing Date, other than representations and warranties made as of a specified date, which shall be true and correct as of such date.

5.2.2 Compliance with this Agreement. Each of the Evercore Partners shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

5.2.3 Closing Certificate. The Protego Partners shall have received a certificate certifying as set forth in Sections 5.2.1 and 5.2.2, which has been duly executed by each of the Evercore Partners.

5.2.4 No Material Adverse Effect. No Material Adverse Effect with respect to the Evercore Entities shall have occurred and be continuing.

5.2.5 Closing Deliverables. The Protego Partners shall have received the closing deliverables to be received by them at Closing pursuant to Sections 2.3(a) and 2.3(d).

5.3 Additional Conditions Precedent to the Obligations of the Protego Partners and the Evercore Partners. All obligations of each of Protego Partners and the Evercore Partners under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by the mutual agreement of the Protego Founder (on behalf of the Protego Partners) and the Evercore Founders (on behalf of the Evercore Partners); provided that, if any breach of this Agreement by the Protego Partners, on the one hand, or the Evercore Partners, on the other hand, caused the failure of any of the following conditions precedent, the Protego Partners or the Evercore Partners, as the case may be, shall not be entitled to rely upon such condition precedent:

5.3.1 Representations and Warranties True as of Closing. Each of the representations and warranties of each of the Partnership and Pubco contained in this Agreement shall have been true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 5.3.1) as of the date of this Agreement and shall be true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 5.3.1) as of the Closing Date, with the same effect as though each of such representations and warranties had been made on and as of the Closing Date, other than representations and warranties made as of a specified date, which shall be true and correct as of such date.

5.3.2 Closing Certificates. The Evercore Partners and the Protego Partners shall have received a certificate executed by each of the Partnership and Pubco certifying as set forth in Section 5.3.1.

5.3.3 No Pending Governmental Litigation. On the Closing Date, no suit, Action or other proceeding brought by any Governmental Authority shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

5.3.4 Effectiveness of Form S-1. The SEC has declared the Form S-1 effective.

5.3.5 NASD Approval. (a) EG LLC shall have obtained the written approval of the NASD authorizing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents as such transactions impact EG LLC or written confirmation from the NASD that such approval is not required, (b) a true, complete and correct copy of such approval or confirmation shall have been delivered to the Protego Partners at or prior to Closing, and (c) such approval or confirmation shall be in full force and effect and shall not be subject to the satisfaction of any condition that has not been satisfied or waived.

5.3.6 PCB Contribution. (a) The transactions contemplated by the PCB Management Trust Contribution Agreement shall have been consummated contemporaneously with the consummation of the Contribution and Sale Transactions in accordance with the terms and conditions contained in the PCB Management Trust Contribution Agreement and this Agreement, as applicable, and (b) (i) PCB shall have obtained an amendment to the written approval of the CNBV dated September 7, 2005, which amended approval authorizes the transfer (directly and indirectly) of 70% of the outstanding shares of PCB to the Partnership and the changes to the PCB board of directors contemplated by Section 4.3.4(b) hereof, or the written confirmation that such amended approval is not required, (ii) a true, complete and correct copy of such amended approval or confirmation shall have been delivered to the Evercore Partners at or prior to the Closing, and (iii) such amended approval or confirmation shall be in full force and effect and shall not be subject to the satisfaction of any condition that has not been satisfied or waived.

5.3.7 Amendment to the By-Laws of PAS and Protego PE. (a) The Protego Partners shall have obtained the written approval of the Mexican Ministry of Foreign Relations (Secretaría de Relaciones Exteriores) authorizing the amendment of the by-laws of each of PAS and Protego PE to permit the acquisition of such entity by the Partnership or written confirmation from the Ministry of Foreign Relations that such approval is not required, (b) a true, complete and correct copy of such approval or confirmation shall have been delivered to the Evercore Partners at or prior to Closing, and (c) such approval or confirmation shall be in full force and effect and shall not be subject to the satisfaction of any condition that has not been satisfied or waived.

5.3.8 Competition Approval. All required approvals, if any, of the Mexican Federal Competition Commission (Comisíon Federal de Competencia) applicable to the Transactions shall have been obtained.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification Obligation of the Protego Partners. From and after the Closing, the Protego Partners shall, severally but not jointly, indemnify and hold harmless the Partnership and its directors, managers, officers, members, partners, employees, agents, Affiliates, successors and assigns (each, a “Partnership Indemnitee” and collectively, the “Partnership Indemnitees”), against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (collectively, “Losses”) incurred or suffered by any Partnership Indemnitee that result from, relate to or arise out of, and any and all Actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to, any of the following matters or to the enforcement of this Section 6.1:

(a) (i) any breach of any representation or warranty on the part of any of the Protego Partners contained in this Agreement or any of the other Transaction Documents or any misrepresentation in or omission from any certificate, schedule, exhibit, document or instrument furnished by any of the Protego Partners to the Evercore Partners pursuant to this Agreement or the other Transaction Documents, or in connection with the execution or performance of this Agreement (including the Schedules hereto and the certificates delivered pursuant to Section 5.1.3) or (ii) assuming that the condition precedent contained in Section 5.3.6 is satisfied (and not waived), any breach (determined without taking into account any knowledge qualifiers) of any representation or warranty on the part of the PCB Management Trust contained in the PCB Management Trust Contribution Agreement, or any misrepresentation in or omission (determined without taking into account any knowledge qualifier) from any certificate, schedule, exhibit, document or instrument furnished by the PCB Management Trust to the Evercore Partners pursuant to the PCB Management Trust Contribution Agreement or in connection with the execution or performance of the PCB Management Trust Contribution Agreement (including the schedules to the PCB Management Trust Contribution Agreement and the certificates delivered pursuant to the PCB Management Trust Contribution Agreement); and

(b) (i) any breach or non-fulfillment of any covenant or agreement of the Protego Partners contained in this Agreement or (ii) assuming the condition precedent contained in Section 5.3.6 is satisfied (and not waived) any breach or non-fulfillment of any covenant or agreement of the PCB Management Trust contained in the PCB Management Trust Contribution Agreement.

Notwithstanding the foregoing, Section 6.1(a) and (b) shall not apply with respect to any Losses with respect to Taxes, including any breaches of Section 3.1.7 or 4.1.1(k); any such Losses are covered exclusively by Article 7.

6.2 Indemnification Obligation of the Evercore Partners. From and after the Closing, the Evercore Partners shall, severally but not jointly, indemnify and hold harmless the Partnership Indemnitees against and in respect of any and all Losses incurred or suffered by any Partnership Indemnitee that result from, relate to or arise out of, any and all Actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to, any of the following matters or to the enforcement of this Section 6.2:

(a) any breach of any representation or warranty on the part of any of the Evercore Partners contained in this Agreement or any of the other Transaction Documents, or any misrepresentation in or omission from any certificate, schedule, exhibit, document or instrument furnished by any of the Evercore Partners to the Protego Partners pursuant to this Agreement or the other Transaction Documents, or in connection with the execution or performance of this Agreement (including the Schedules hereto and the certificates delivered pursuant to Section 5.2.3); and

(b) any breach or non-fulfillment of any covenant or agreement of the Evercore Partners contained in this Agreement.

Notwithstanding the foregoing, Section 6.2(a) and (b) shall not apply with respect to any Losses with respect to Taxes, including any breaches of Section 3.2.7 or 4.2.1(k); any such Losses are covered exclusively by Article 7.

6.3 Indemnification Obligation of the Partnership. From and after the Closing, the Partnership shall indemnify and hold harmless the Evercore Partners and the Protego Partners (each, a “Partner Indemnitee” and collectively, the “Partner Indemnitees”) against and in respect of any and all Losses incurred or suffered by any Partner Indemnitee that result from, relate to or arise out of, any and all Actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to, (a) any breach of any representation or warranty on the part of the Partnership or Pubco contained in this Agreement or any of the other Transaction Documents, or any misrepresentation in or omission from any certificate, schedule, exhibit, document or instrument furnished by either of the Partnership or Pubco pursuant to this Agreement or the other Transaction Documents, or in connection with the execution or performance of this Agreement (including the Schedules hereto and the certificates delivered pursuant to Section 5.3.2) or (b) the enforcement of this Section 6.3.

6.4 Limitations on Claims for Certain Losses. Any claims for Losses under Section 6.1(a), 6.2(a) or 6.3 may be made only pursuant to Article 6 and only by written notice within the period provided for survival of such representation and warranty in Sections 3.1.23, 3.2.23, and 3.3.5, as applicable. Anything to the contrary contained herein notwithstanding, except with respect to any Losses with respect to Taxes which are covered exclusively by Article 7:

(a) The Protego Partners, collectively, shall not be liable for any Losses under Section 6.1(a) unless and until the total of all Losses with respect thereto exceeds One Million

Five Hundred Thousand Dollars ($1,500,000) (the “Indemnity Basket”), at which time the Partnership Indemnitees will be entitled to indemnification for Losses exceeding the Indemnity Basket under Section 6.1(a). The aggregate liability of the Protego Partners, collectively, under Section 6.1(a) shall not exceed Seventeen Million Dollars ($17,000,000) (the “Indemnity Cap”). Notwithstanding anything to the contrary contained herein or otherwise, the limitation imposed by the Indemnity Basket and the Indemnity Cap shall not apply to any intentional misrepresentation or fraud.

(b) Notwithstanding anything herein to the contrary, (i) no Protego Partner shall be liable for any claim for Losses under Section 6.1(a) relating to or arising out of any breach by any other Protego Partner of any representation or warranty contained in Section 3.1.1(b), 3.1.1(c), 3.1.1(d) or 3.1.2(a) to the extent that such breach relates to the authority of any other Protego Partner, due authorization of such other Protego Partner, valid execution and delivery of this Agreement and the other Transaction Documents by such other Protego Partner or ownership of shares of capital stock or other equity interests of any of the Protego Entities by such other Protego Partners, as the case may be, and (ii) with respect to any other claim for Losses under Section 6.1(a) or Section 6.1(b), each of the Protego Partners shall only be liable under this Agreement, and the Partnership Indemnitees shall only have the right to seek indemnification under this Agreement from any Protego Partner, to the extent of such Protego Partner’s pro rata share of such indemnification obligation which is specified in Annex F.

(c) The Evercore Partners, collectively, shall not be liable for any Losses under Section 6.2(a) unless and until the total of all Losses with respect thereto exceeds the Indemnity Basket, at which time the Partnership Indemnitees will be entitled to indemnification for Losses exceeding the Indemnity Basket under Section 6.2(a). The aggregate liability of the Evercore Partners under Section 6.2(a) shall not exceed the Indemnity Cap. Notwithstanding anything to the contrary contained herein or otherwise, the limitation imposed by the Indemnity Basket and the Indemnity Cap shall not apply to any intentional misrepresentation or fraud.

(d) Notwithstanding anything herein to the contrary, (i) no Evercore Partner shall be liable for any claim for Losses under Section 6.2(a) relating to or arising out of any breach by any other Evercore Partner of any representation or warranty contained in Section 3.2.1(b), 3.2.1(c), 3.2.1(d) or 3.2.2(a) to the extent that such breach relates to the authority of such other Evercore Partner, due authorization of such other Evercore Partner, valid execution and delivery of this Agreement and the other Transaction Documents by such other Evercore Partner or ownership of shares of capital stock or other equity interests of any of the Evercore Entities by such other Evercore Partners, as the case may be, and (ii) with respect to any other claim for Losses under Section 6.2(a) or Section 6.2(b), each of the Evercore Partners shall only be liable under this Agreement, and the Partnership Indemnitees shall only have the right to seek indemnification under this Agreement from any Evercore Partner, to the extent of such Evercore Partner’s pro rata share of such indemnification obligation which is specified in Annex G.

(e) The Partnership shall not be liable for any Losses under Section 6.3 unless and until the total of all Losses with respect thereto exceeds the Indemnity Basket, at which time the Partner Indemnitees will be entitled to indemnification for Losses exceeding the Indemnity Basket under Section 6.3. The aggregate liability of the Partnership under Section 6.3 shall not exceed the Indemnity Cap. Notwithstanding anything to the contrary contained herein or otherwise, the limitation imposed by the Indemnity Basket and the Indemnity Cap shall not apply to any intentional misrepresentation or fraud.

6.5 Indemnification Procedure as to Third-Party Claims.

(a) Promptly after any Partnership Indemnitee or Partner Indemnitee, as applicable, obtains Knowledge of the commencement of any third-party claim, Action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third-party claim (any such claim, Action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.5 as a “Claim”), in respect of which the Partnership Indemnitees or the Partner Indemnitees are entitled to indemnification under this Agreement, the Partnership or the Partner Indemnitees, as applicable, shall promptly notify the indemnitor under this Agreement (the “Indemnitor”) of such Claim in writing setting forth in reasonable detail the specific facts and circumstances relating to such Claim and the amount of Losses subject to the Claim (or an estimate thereof if the actual amount is not known or not capable of reasonable calculation); provided, however, that any failure to give such notice will not waive any rights of the Partnership Indemnitees or the Partner Indemnitees, as applicable, except to the extent that the rights of the Indemnitor are actually and materially prejudiced thereby. With respect to any Claim as to which such notice is given by the Partnership or a Partner Indemnitee to the Indemnitor, the Indemnitor shall, subject to the provisions of Section 6.5(b), be entitled to participate in and, if it desires, to assume the defense and settlement of such Claim with counsel reasonably satisfactory to the Partnership or the Partner Indemnitee, as applicable, at the Indemnitor’s sole risk and expense; provided, however, that the Partnership or the Partner Indemnitee, as applicable, (i) shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) shall use Commercially Reasonable Efforts to cooperate with the Indemnitor in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnitor and (iii) shall have the right to pay or settle such Claim at any time, in which event the Partnership Indemnitees or the Partner Indemnitees, as applicable, shall be deemed to have waived any right to indemnification therefor. Following written notice from the Indemnitor to the Partnership or the Partner Indemnitee, as applicable, of its election to assume the defense of a Claim pursuant to this Section 6.5(a), the Indemnitor will not be liable to the Partnership Indemnitees or the Partner Indemnitees, as applicable, for any other expenses subsequently incurred by the Partnership Indemnitees or the Partner Indemnitees in connection with the defense of the Claim, other than costs and expenses of the Partnership Indemnitees or the Partner Indemnitees, as applicable, incurred at the request of the Indemnitor or incurred pursuant to Section 6.5(b). The Indemnitor may not assume the defense of any Claim unless it acknowledges to the Partnership or the Partner Indemnitee, as applicable, in writing, its liability for such Claim. The Indemnitor may not settle any Claim without the prior written consent of the Partnership or the Partner Indemnitee, as applicable, unless (i) such Claim is solely for monetary damages, (ii) such settlement will not affect the business or reputation of the Partnership Indemnitees or the Partner Indemnitees, as applicable, or their respective Affiliates and (iii) the Indemnitor agrees in writing to pay all damages, costs and expenses in connection with such settlement.

(b) If the Indemnitor fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails to reasonably and diligently contest such Claim in good faith, the Partnership or the Partner Indemnitees, as applicable, without waiving the right of the Partnership Indemnitees or the Partner Indemnitees, as applicable, to indemnification, may assume the defense and settlement of such Claim, provided, however, that (x) the Indemnitor shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (y) the Indemnitor shall use Commercially Reasonable Efforts to cooperate with the Partnership or the Partner Indemnitee, as applicable, in the defense and settlement of such Claim in any manner reasonably requested by the Partnership, and (z) the Partnership or the Partner Indemnitee, as applicable, shall not settle such Claim without soliciting the views of the Indemnitor and giving them due consideration.

(c) (i) In the event that the Protego Partners are the Indemnitor, any notice to the Protego Founder pursuant to this Section 6.5 shall constitute notice to the Indemnitor, and any assumption of the defense of a Claim or settlement of a Claim by the Protego Founder pursuant to this Section 6.5 shall constitute such an assumption or settlement, as the case may be, on behalf of the Indemnitor; and (ii) in the event that the Evercore Partners are the Indemnitor, any notice to the Evercore Founders pursuant to this Section 6.5 shall constitute notice to the Indemnitor, and any assumption of the defense of a Claim or settlement of a Claim by the Evercore Founders pursuant to this Section 6.5 shall constitute such an assumption or settlement, as the case may be, on behalf of the Indemnitor.

6.6 Adjustments and Limitations.

6.6.1 Adjustment for Insurance. Any indemnification payable pursuant to this Article 6 shall be net of any amounts actually recovered (after deducting related costs and expenses) by the Partnership Indemnitees or Partner Indemnitees, as applicable, for the Losses for which such indemnification payment is made, under any insurance policy, warranty or indemnity from any third party.

6.6.2 Damages. In no event shall the Evercore Partners, the Protego Partners or the Partnership be liable for Losses based upon incidental, special or punitive damages, unless such damages are payable by any Partnership Indemnitee or Partner Indemnitee, as applicable, to a third party.

6.7 Payment.

(a) Upon a determination of liability in respect of this Article 6 by mutual agreement of the Indemnitor and the Partnership or Partner Indemnitee, as applicable, or by a court of competent jurisdiction, the appropriate Indemnitor shall pay the Partnership (in respect of any Losses incurred or suffered by any Partnership Indemnitee being indemnified pursuant to this Article 6) or Partner Indemnitee, as applicable, the amount so determined (subject to the limitations of Section 6.4) within ten (10) Business Days after the date of determination (such tenth Business Day, the “Due Date”). If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement following the Due Date, the Indemnitor shall nevertheless pay the obligation not later than the Due Date whether or not subject to dispute.

(b) If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnitor shall pay the Partnership or Partner Indemnitee, as applicable, interest on the unpaid amount of the obligation for each day from the Due Date until payment in full, payable on demand, at the Prime Rate on the Due Date.

(c) (i) All indemnity payments to be made by the Protego Partners hereunder shall be made as follows: (A) all indemnity payments up to an aggregate amount of $6,050,000 shall be made by wire transfer of immediately available funds to an account designated in writing by the Partnership, and (B) thereafter, all indemnity payments shall be made by the redemption of Partnership Units by the Partnership, and/or transfer of Class A Stock to the Partnership, held by the Protego Partners with a Fair Market Value (determined as of the date of the applicable indemnity payment) equal to the indemnity payment to be made by the Protego Partners, in each case, subject to the limitations set forth in Section 6.4; provided that in no event shall the Partnership be entitled to require under this Article 6 the redemption of a number of Partnership Units by the Partnership, and/or the transfer of Class A Stock to the Partnership, held by the Protego Partners which, in the aggregate (taking into account all indemnity payments to be made by the Protego Partners in the form of Partnership Units and/or Class A Stock hereunder), exceeds the aggregate number of Class A-1 Units, Class A-2 Units and other vested Partnership Units issued to the Protego Partners pursuant to Section 2.1.1(a), including any Partnership Units issued to the Protego Partners pursuant to Section 2.1.1(a) which become vested following the Closing Date (subject to adjustment to take into account any stock splits or similar events with respect to the equity securities of the Partnership or Pubco).

(ii) Guarantee. Notwithstanding the foregoing Section 6.7(c)(i), in the event that the indemnity payments made by the Protego Partners pursuant to the foregoing clauses (x) and (y) are insufficient for any reason to satisfy the amount of an indemnification obligation of the Protego Partners pursuant to this Agreement, subject to the limitations on liability set forth in this Article VI including the Indemnity Cap (any such shortfall, the “Guaranteed Obligations”), the Protego Founder hereby unconditionally and irrevocably, personally guarantees to the Partnership and its successors, indorsees, tranferees and assigns, the prompt and complete payment of such Guaranteed Obligations in cash by wire transfer of immediately available funds to an account designated in writing by the Partnership. The foregoing guarantee shall remain in full force and effect in an amount equal to the aggregate amount of the Guaranteed Obligations until all the Guaranteed Obligations and the obligations of the Protego Founder pursuant to such guarantee shall have been satisfied by payment in full by the Protego Founder. The Protego Founder waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Protego Partners or the Protego Founder with respect to the Guaranteed Obligations. The Partnership, Pubco and any of their respective Affiliates shall have the right to set-off as appropriate and apply against the Protego’s Founders guarantee obligations hereunder with respect to the Guaranteed Obligations any amounts otherwise payable to the Protego Founder by the Partnership, Pubco and such Affiliate (including dividends, employee salary or bonus payments). The Protego Founder understands and agrees that the guarantee contained in this Section 6.7(c)(ii) shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (x) the validity or enforceability of the Agreement or any other Transaction Document, any of the Guaranteed Obligations or any other collateral security therefore or guarantee or right of offset with respect thereto at any time or from time to time held by the Partnership, (y) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Protego Partners or any other Person to the Partnership, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Protego Partners or the Protego Founder) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Protego Partners for the Guaranteed Obligations, or of the Protego Founder under the guarantee contained in this Section 6.7(c)(ii), in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Protego Founder, the Partnership may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Protego Partners or any other Person or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Partnership to make any such demand, to pursue such other rights or remedies or to collect any payments from the Protego Partners or any other Person or to realize upon any such guarantee or collateral security or exercise any such right of offset, or any release of the Protego Partners or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Protego Founder of its obligations under this guarantee until the Guaranteed Obligations are paid in full.

(d) All indemnity payments to be made by the Evercore Partners hereunder shall be made by the redemption of Partnership Units by the Partnership, and/or transfer of Class A Stock to the Partnership, held by the Evercore Partners with a Fair Market Value (determined as of the date of the applicable indemnity payment) equal to the indemnity payment to be made by the Evercore Partners, in each case, subject to the limitations set forth in Section 6.4; provided that in no event shall the Partnership be entitled to require under this Article 6 the redemption of a number of Partnership Units by the Partnership, and/or transfer of Class A Stock to the Partnership, held by the Evercore Partners which, in the aggregate (taking into account all indemnity payments to be made by the Protego Partners in the form of Partnership Units and/or Class A Stock hereunder), exceeds the aggregate number of Class A-1 Units, Class A-2 Units and other vested Partnership Units issued to the Protego Partners pursuant to Section 2.1.1(a), including any Partnership Units issued to the Protego Partners pursuant to Section 2.1.1(a) which become vested following the Closing Date (subject to adjustment to take into account any stock splits or similar events with respect to the equity securities of the Partnership or Pubco).

(e) All indemnity payments to be made by the Partnership hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by the Partner Indemnitee.

6.8 Other Rights and Remedies. Following the Closing, the sole and exclusive remedy at law (other than with respect to claims involving intentional misrepresentation or fraud) for the Partnership, Protego Partners or Evercore Partners, as applicable, for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement shall be a claim by the Partnership or Partner Indemnitee, as applicable, for indemnification pursuant to this Article 6 or Article 7, which claims are independent of and in addition to any equitable rights or remedies.

6.9 Effect of Investigation. The right to indemnification or payment of Losses or for other remedies based on any breach of any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to Pubco, the Partnership, PAS, the Protego Entities or the Evercore Entities, as the case may be, or any Knowledge acquired (or capable of being acquired) at any time with respect to, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

ARTICLE 7

TAX MATTERS

7.1 Tax Treatment. The Parties hereto agree that, solely for U.S. federal income Tax purposes, it is intended that the Evercore Contributions and the Protego Contributions will be treated as tax-free contributions to the Partnership pursuant to Section 721(a) of the Code, except to the extent treated as sales pursuant to Section 707(a)(2)(B) of the Code. The elections to treat PAS, PAd, Protego PE, Protego SI, Protego Servicios, BD Protego, Sedna and CB Servicios as partnerships or Disregarded Entities, as applicable, shall be taxable liquidations pursuant to Treasury Regulation Section 1.7701-3(g)(ii).

7.2 Tax Provisions.

(a) The Partnership shall make a section 754 election in the first year it is eligible to make such election and shall maintain such election for all future years.

(b) Unless otherwise specified, the Partnership shall account for any variations between the Tax bases and initial Carrying Values (as such term is defined in the Amended Partnership Agreement) and for any reverse “Section 704(c)” allocations by applying the traditional method (as such term is defined in Treasury Regulation Section 1.704-3(b)(1)), unless an alternative method is selected by the mutual agreement of the Evercore Founders and the Protego Founder.

7.3 Entity Classifications. For United States federal (and, to the extent applicable, United States state and local) Tax purposes, it is intended that, following the consummation of the Transactions, (i) the Partnership will be treated as a partnership for Tax purposes and (ii) each of the Evercore Entities, PAS, PAd, Protego PE, Protego SI, Protego Servicios, BD Protego, Sedna and CB Servicios will be treated as Disregarded Entities. The Partnership will file all Tax Returns consistent with such treatment.

7.4 Tax Indemnification.

(a) The Protego Partners shall, severally but not jointly, indemnify and hold harmless the Partnership Indemnitees from:

(i) any and all liability for Taxes of any of the Protego Entities (or any predecessors) with respect to all Pre-Closing Tax Periods and with respect to any Straddle Period, for the portion thereof ending on the Closing Date;

(ii) any loss, liability, claim, damage or expense attributable to any breach of (A) any representation or warranty contained in Section 3.1.7 (relating to Taxes) or (B) any covenant set forth in Section 4.1.1(k);

(iii) all liability for Taxes of any of the Protego Entities arising (directly or indirectly) as a result of the transactions contemplated under Section 2.1.3, other than any Taxes relating to the transformation of the applicable Protego Entities to SRLs and the elections to treat those entities for U.S. tax purposes in the manner described in Section 2.1.3(a); and

(iv) all liability for reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Partnership Indemnitees in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.4.

Notwithstanding anything herein to the contrary, with respect to any claim under Section 7.4(a), (x) no indemnity obligation shall arise with respect to Taxes that are taken into account in determining net income of the Protego Entities for the purposes of computing the Protego Distribution Amount other than any deferred Taxes established to reflect timing differences between book and tax basis in assets and liabilities, (y) the Protego Partners, collectively, shall not be liable for any Losses unless and until the total of all Losses with respect thereto exceeds One Hundred Thousand Dollars ($100,000) (the “Tax Indemnity Basket”), at which time the Partnership Indemnitees will be entitled to indemnification for Losses exceeding the Tax Indemnity Basket, and (z) each of the Protego Partners shall only be liable under this Agreement, and the Partnership shall only have the right to seek indemnification under this Agreement from any Protego Partner, to the extent of such Protego Partner’s pro rata share of such indemnification obligation which is specified in Annex F.

(b) The Evercore Partners shall, severally but not jointly, indemnify and hold harmless the Partnership Indemnitees from:

(i) any and all liability for Taxes of any of the Evercore Entities (or any predecessors) with respect to all Pre-Closing Tax Periods and with respect to any Straddle Period, for the portion thereof ending on the Closing Date;

(ii) any loss, liability, claim, damage or expense attributable to any breach of (A) any representation or warranty contained in Section 3.2.7 (relating to Taxes) or (B) any covenant set forth in Section 4.2.1(k);

(iii) all liability for Taxes of any of the Evercore Entities arising (directly or indirectly) as a result of the transactions contemplated by 2.1.2; and

(iv) all liability for reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Partnership Indemnitees in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.4.

Notwithstanding anything herein to the contrary, with respect to any claim for Losses under Section 7.4(b), (x) the Evercore Partners, collectively, shall not be liable for any Losses unless and until the total of all Losses with respect thereto exceeds the Tax Indemnity Basket, at which time the Partnership Indemnitees will be entitled to indemnification for Losses exceeding the Tax Indemnity Basket and (y) each of the Evercore Partners shall only be liable under this Agreement, and the Partnership shall only have the right to seek indemnification under this Agreement from any Evercore Partner, to the extent of such Evercore Partner’s pro rata share of such indemnification obligation which is specified in Annex G.

(c) Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to Sections 7.4 and 7.5 shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(d) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(i) in the case of Taxes imposed on a periodic basis (including, real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) in the case of Taxes not described in clause (i) above (including franchise Taxes, Taxes that are based upon or related to income or receipts, and Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (whether real or personal or tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(e) Notwithstanding anything herein to the contrary, all indemnity payments to be made pursuant to this Section 7.4 shall be made in accordance with Section 6.7(a) and (b).

7.5 Responsibility for Filing Tax Returns

(a) Protego Entities.

(i) For any Pre-Closing Tax Period of any of the Protego Entities, the Protego Founder shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all Tax Returns required to be filed, and the Protego Partners shall pay all Taxes due with respect to such Tax Returns.

(ii) The Partnership shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any of the Protego Entities for any Post-Closing Tax Period and shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

(iii) For any Straddle Period of any of the Protego Entities, the Partnership shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay or cause to be paid all Taxes due with respect to such Tax Returns; provided that the Protego Partners shall reimburse the Partnership for any amount owed by the Partnership with respect to Taxes for the Pre-Closing Tax Period as allocated under Section 7.4(d) except for any Taxes that are taken into account in determining net income of the Protego Entities for the purposes of computing the Protego Distribution Amount (other than any deferred Taxes established to reflect timing differences between book and tax basis in assets and liabilities). The Partnership shall permit the Protego Founder to review and comment on each such Tax Return described in the preceding sentence prior to the filing thereof.

(b) Evercore Entities.

(i) For any Pre-Closing Tax Period of any of the Evercore Entities, the Evercore Founders shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all Tax Returns required to be filed, and the Evercore Partners shall pay all Taxes due with respect to such Tax Returns.

(ii) The Partnership shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any of the Evercore Entities for any Post-Closing Tax Period and shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

(iii) For any Straddle Period of any of the Evercore Entities, the Partnership shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay or cause to be paid all Taxes due with respect to such Tax Returns; provided that the Evercore Partners shall reimburse the Partnership for any amount owed by the Partnership with respect to Taxes for the Pre-Closing Tax Period as allocated under Section 7.4(d). The Partnership shall permit the Evercore Founders to review and comment on each such Tax Return described in the preceding sentence prior to the filing thereof.

7.6 Tax Claims.

(a) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to the Partnership pursuant to Section 7.4 or 7.5, then the Partnership shall give notice to the Evercore Founder (on behalf of the Evercore Partners) or the Protego Founder (on behalf of the Protego Partners), as applicable, in writing of such claim and of any counterclaim the Partnership proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(b) With respect to any Tax Claim relating to a Pre-Closing Tax Period, the indemnifying party, solely at its own cost and expense, may control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the indemnifying party must first consult, in good faith with the Partnership before taking any action with respect to the conduct of such Tax Claim. Notwithstanding the foregoing, indemnifying party shall not settle such Tax Claim without the prior written consent of the Partnership, which consent shall not be unreasonably withheld, and the Partnership, and counsel of its own choosing, shall have the right to participate fully, at its own expense, in all aspects of the prosecution or defense of such Tax Claim if it reasonably determines that such Tax Claim could have a material adverse impact on the Taxes of the Partnership Indemnitees, or any of their Affiliates, in a taxable period or portion thereof beginning after the Closing Date.

(c) The Partnership shall control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of any of the Evercore Entities and any of the Protego Entities for a Straddle Period. The Partnership shall not settle any such Tax Claim without the prior written consent of the indemnifying party, if applicable.

7.7 Cooperation. The Evercore Partners and the Protego Partners shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

7.8 Refunds. Except for any value added tax refundable or creditable in connection with the CSS Service Payment, the amount or economic benefit of any refunds, credits or offsets of Taxes of any of the Protego Entities for any Pre-Closing Tax Period shall be for the account of the Protego Partners but only to the extent the Protego Partners are required to indemnify the Partnership with respect to Taxes pursuant to Section 7.4. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Evercore Entities for any Pre-Closing Tax Period shall be for the account of the Evercore Partners but only to the extent the Evercore Partners are required to indemnify the Partnership with respect to such Taxes pursuant to Section 7.4. Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of the Partnership to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of the Evercore Entities or the Protego Entities. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Evercore Entities or the Protego Entities for any Post-Closing Tax Period shall be for the account of the Partnership. The amount or economic benefit of any refunds, credits or offsets of Taxes of any of the Evercore Entities or any of the Protego Entities for any Straddle Period shall be equitably apportioned between the Partnership, on the one hand, and the Evercore Partners or Protego Partners, as applicable, on the other hand but only to the extent the Protego Partners or Evercore Partners, as applicable, are required to indemnify the Partnership with respect to Taxes pursuant to Section 7.4; provided that this apportionment shall not apply with respect to any value added tax refundable or creditable to a Protego Entity in connection with the CSS Service Payment, which amounts (if any) shall be for the account of the Partnership. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within thirty (30) days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

7.9 Purchase Price Adjustment. The Evercore Partners and the Protego Partners agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Evercore Contributions or the Protego Contributions, as applicable, for Tax purposes, unless otherwise required by applicable law.

7.10 Tax Sharing Agreements.

(a) The Evercore Partners shall cause all tax allocation agreements or tax sharing agreements with respect to each of the Evercore Entities to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Evercore Entities on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Evercore Entities under any such agreements.

(b) The Protego Partners shall cause all tax allocation agreements or tax sharing agreements with respect to any of the Protego Entities to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Protego Entities on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Protego Entities under any such agreements.

7.11 Survival. Notwithstanding anything herein to the contrary, the representations and warranties set forth in Sections 3.1.7 and 3.2.7, the covenants set forth in Section 4.1.1(k) and 4.2.1(k) and all of the obligations and claims under this Article 7 shall expire ninety (90) days after the expiration of the applicable statute of limitations applicable to the relevant matter addressed in such representation, warranty, covenant or obligation (giving effect to any waiver, mitigation or extension thereof).

7.12 Exclusivity. Notwithstanding any other provision of this Agreement, except as specifically provided in Sections 2.1.3(b), 2.3(b)(iv), 2.3(b)(v), 3.1.7, 3.2.7, 4.1.1(k), 4.2.1(k) and 8.15, any matter related to indemnity Taxes shall be governed solely by this Article 7.

ARTICLE 8

MISCELLANEOUS

8.1 Termination.

8.1.1 Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated (and the transactions contemplated herein may be abandoned) at any time before the Closing Date only as follows:

(a) by mutual written consent of the Protego Founder (on behalf of the Protego Partners) and the Evercore Founders (on behalf of the Evercore Partners);

(b) by the Evercore Founders (on behalf of the Evercore Partners) or the Protego Founder (on behalf of the Protego Partners) upon notice given to the other, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by the Evercore Founders (on behalf of the Evercore Partners) if (i) any of the representations and warranties of the Protego Partners contained in this Agreement shall fail to be true and correct, or (ii) any of the Protego Partners shall have breached or failed to comply with any of its covenants or obligations under this Agreement, in either case, such that any of the conditions set forth in Section 5.1.1 or Section 5.1.2, as applicable, would not be satisfied;

(d) by the Protego Founder (on behalf of the Protego Partners) if (i) any of the representations and warranties of the Evercore Partners contained in this Agreement shall fail to be true and correct, or (ii) any of the Evercore Partners shall have breached or failed to comply with any of its covenants or obligations under this Agreement, in either case, such that any of the conditions set forth in Section 5.2.1 or Section 5.2.2, as applicable, would not be satisfied;

(e) by the Evercore Founders (on behalf of the Evercore Partners) or the Protego Founder (on behalf of the Protego Partners) if the Closing shall not have been consummated on or before December 31, 2006 (the “Closing Deadline”); provided that if the Closing shall not occur on or before the Closing Deadline due to the act or omission of the Evercore Partners, on the one hand, or the Protego Partners, on the other hand, then the Party at fault may not terminate this Agreement pursuant to this paragraph (e);

(f) by the Evercore Founders (on behalf of the Evercore Partners) or the Protego Founder (on behalf of the Protego Partners) if the Evercore Founders (on behalf of the Evercore Partners) have determined that the Evercore Partners will not proceed with the consummation of the IPO and have notified the Protego Founder (on behalf of the Protego Partners) of such determination in writing; and

(g) by the Evercore Founders (on behalf of the Evercore Partners) or the Protego Founder (on behalf of the Protego Partners) if the Protego Founder (on behalf of the Protego Partners) has determined that the Protego Partners will not proceed with the consummation of the IPO and has notified the Evercore Founders (on behalf of the Evercore Partners) of such determination in writing.

8.1.2 Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated by the Protego Founder (on behalf of the Protego Partners) or the Evercore Founders (on behalf of the Evercore Partners) pursuant to any of the provisions of Section 8.1.1, unless the Evercore Founders otherwise notify each of the other Evercore Partners in writing, (a) each of the Evercore Partners and the Partnership shall be obligated to proceed, and nothing herein shall prevent the Evercore Partners or the Partnership from proceeding or limit in any respect the right of the Evercore Partners to proceed, with the consummation of the IPO in accordance with this Agreement (except with respect to any provisions that relate, and solely to the extent that such provisions relate, to any of the Protego Partners or Protego Entities, and (b) the only provisions of this Agreement that will terminate shall be those provisions that relate, and solely to the extent that such provisions relate, to any of the Protego Partners or Protego Entities and, except as provided in this Section 8.1.2, all other provisions of this Agreement shall survive any termination of this Agreement.

8.2 No Liabilities in Event of Termination.

8.2.1 Except as provided in Section 8.1.2, in the event of any termination of this Agreement as provided in Section 8.1.1, (a) written notice thereof shall promptly be given to the Protego Founder (on behalf of the Protego Partners), in the case of termination by the Evercore Founders (on behalf of the Evercore Partners), or the Evercore Founders (on behalf of the Evercore Partners), in the case of termination by the Protego Founder (on behalf of the Protego Partners) and this Agreement shall forthwith become wholly void and terminate and of no further force and effect except for Sections 8.2, 8.3, 8.5, 8.6, 8.7, 8.8. 8.9, 8.10, 8.11, 8.12, 8.13 and 8.14, and (b) there shall be no liability on the part of any of the Parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the breach by the other party of any representation, warranty, covenant or agreement contained herein prior to termination and in all events such recovery shall be subject to Section 6.6.2 hereof.

8.3 Expenses. The Partnership shall pay all of its own expenses and all of the expenses of the Protego Partners, the Protego Entities, the Evercore Partners and the Evercore Entities, in each case, incurred in connection with the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby (“Expenses”); provided that, in the event that this Agreement is terminated prior to the Closing, (a) the Protego Entities shall bear the Expenses of the Protego Partners and the Protego Entities, (b) the Evercore Entities shall bear the Expenses of the Evercore Partners and the Evercore Entities, and (c) the Partnership shall bear the Expenses of the Partnership.

8.4 Further Assurances. Each of the Parties shall from time to time after the Closing Date, at the request of any other Party, execute, acknowledge and deliver to such other Party such other instruments of conveyance and transfer or assumption and will take such other actions and execute and deliver such other documents, certifications and further assurances as such other party may reasonably require in order to effect the transactions contemplated hereby and in the other Transaction Documents and will use Commercially Reasonable Efforts to cooperate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Each of the Parties will cause their respective Affiliates to comply with this Section 8.4 to the extent necessary or desirable to fulfill the purposes thereof.

8.5 Contents of Agreement. This Agreement and the other Transaction Documents, including their respective Schedules and Exhibits, which are specifically incorporated herein, set forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, between or among the Parties regarding the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by Pubco, the Partnership, the Evercore Founders (on behalf of the Evercore Partners) and the Protego Founder (on behalf of the Protego Partners).

8.6 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any of the Evercore Partners without the prior written consent of the Protego Founder (on behalf of the Protego Partners) or by any of the Protego Partners without the prior written consent of the Evercore Founders (on behalf of the Evercore Partners); provided that (a) in the event that, prior to earlier of the Closing or any termination of this Agreement, any Person becomes an employee, partner, member, director, officer or shareholder of any of the Protego Entities or Evercore Entities and, in connection therewith, is issued any shares of capital stock or other equity interests of any of the Protego Entities or Evercore Entities, as the case may be, such Person shall become a Party to this Agreement and shall be deemed to be a Protego Partner or Evercore Partner, as the case may be, and the Protego Partners or the Evercore Partners, as the case may be, shall amend their Schedules to reflect such issuance, and (b) in the event that, prior to earlier of the Closing or any termination of this Agreement, the employment of any Protego Partner or Evercore Partner with any of the Protego Entities or Evercore Entities, as the case may be, is terminated for any reason and all of the shares of capital stock or other equity interests of all of the Protego Entities or Evercore Entities, as the case may be, held by such Protego Partner or Evercore Partner, as the case may be, is redeemed or repurchased, such Protego Partner or Evercore Partner, as the case may be, shall execute an agreement in writing whereby such Protego Partner or Evercore Partner, as the case may be, shall no longer be a Party to this Agreement and shall no longer have any rights under this Agreement, and the Protego Partners or Evercore Partners, as the case may be, shall amend their Schedules to reflect such departure.

8.7 Waiver. No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure to exercise, and no delay in exercising, by any Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid, by e-mail or by telefacsimile, with written confirmation to follow, as follows:

If to the Partnership, Pubco or the Evercore Partners, to:

c/o Evercore Partners

55 East 52nd Street

43rd Floor

New York, NY 10055

Attention:	Roger C. Altman
Timothy Lalonde
David Wezdenko
Facsimile Number:	(212) 857-3112
(212) 857-3152
(212) 822-7522

and

c/o Evercore Partners

100 Wilshire Blvd.

Suite 550

Santa Monica, CA 90401

Attention: Austin M. Beutner

Facsimile Number: (310) 689-0812

With a required copy to (which shall not itself constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Alan G. Schwartz, Esq.

                 Kathryn King Sudol, Esq.

Facsimile Number: (212) 455-2502

If to the Protego Partners, to:

c/o Protego Asesores

Blvd. Manuel Ávila Camacho 36-22

Torre Esmeralda II

Col. Lomas De Chapultepec

México D.F. 11000

México

Attention: Pedro Aspe

Facsimile:

With a required copy, to (which shall not itself constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

Attention: Howard Kelberg, Esq.

Facsimile Number: (212) 822-5530

and to:

Noriega y Escobedo, A.C.

Sierra Mojada · 626

Lomas Barrilaco

11010 Mexico, D.F.

Attention: Pablo Cervantes

Facsimile Number: (5255) 52 84 33 27

and to:

Calvo, González Luna, Moreno, Revilla Y Romano, S.C.

Av. Paseo de la Reforma No. 935,

Col. Lomas de Chapultepec,

México, D.F. 11000

Attention: Ramiro González Luna

Facsímile Number: (5255) 5520-3821

or to such other address or facsimile numbers as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or, if such date is not a Business Day, on the next Business Day.

8.9 Remedies. Notwithstanding the provisions of Section 6.8, the Parties acknowledge and agree that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach or threatened breach by the Protego Partners, on the one hand, or the Evercore Partners, on the other hand, in the performance of their respective obligations under this Agreement. Accordingly, the Parties agree that in the event of any such breach, or threatened breach, prior to Closing, any non-breaching Party shall be entitled to a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its pre-closing obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any non-breaching Party and any non-breaching Party expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the breaching Party under this Agreement prior to Closing.

8.10 Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State’s laws and principles regarding the conflict of laws. Each of the Parties hereto

(a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in connection with any dispute that arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court unless venue would not be proper under rules applicable in such courts and (d) waives any right to which it may be entitled, on account of place of residence or domicile.

8.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article 6 and Article 7, the other Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

8.12 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

8.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the Parties.

8.15 Sales, Use and Transfer Taxes. Notwithstanding anything herein to the contrary, the Evercore Partners and the Protego Partners shall be liable and obligated to satisfy and discharge any sales, use or transfer Tax liability resulting from or arising in connection with the Evercore Contributions and the Protego Contributions, respectively. All other sales, use or transfer Taxes shall be paid 50% by the Evercore Partners and 50% by the Protego Partners.

8.16 Power of Attorney.

8.16.1 Each of the Protego Existing Service Partners and Protego New Service Partners shall promptly, and in any event within 5 days from the date of this Agreement, grant before a public notary in Mexico an irrevocable power of attorney to the Protego Founder to grant such approvals, consents and waivers, to execute such documents, certificates, resolutions, agreements, amendments and other instruments, and to make such filings, notifications and other applications, in each case, on behalf of and in the name, place and stead of such Protego Existing Service Partner or Protego Existing New Service Partners, as the case may be, as the Protego

Founder determines in his judgment are necessary or appropriate in connection with, and not inconsistent with, this Agreement and the other Transaction Documents and in furtherance of the transactions contemplated hereby and thereby.

8.16.2 Each of the Evercore Service Partners hereby grants an irrevocable power of attorney to the Evercore Founders, acting jointly, to grant such approvals, consents and waivers, to execute such documents, certificates, resolutions, agreements, amendments and other instruments, and to make such filings, notifications and other applications, in each case, on behalf of and in the name, place and stead of such Evercore Service Partner as the Evercore Founders determine in their judgment are necessary or appropriate in connection with, and not inconsistent with, this Agreement and the other Transaction Documents and in furtherance of the transactions contemplated hereby and thereby.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

EVERCORE LP

By: Evercore Temporary GP Inc., its general partner

By:	/s/ Roger C. Altman
Name:
Title:

EVERCORE PARTNERS INC.

By:	/s/ Roger C. Altman
Name:
Title:

EVERCORE PARTNERS:

/s/ Roger C. Altman
Roger C. Altman

/s/ Austin M. Beutner
Austin M. Beutner

/s/ Ciara A. Burnham
Ciara A. Burnham

/s/ John T. Dillon
John T. Dillon

/s/ Richard P. Emerson
Richard P. Emerson

/s/ Saul D. Goodman
Saul D. Goodman

(Signature Pages to Contribution and Sale Agreement)

/s/ William O. Hiltz
William O. Hiltz

/s/ Jonathan A. Knee
Jonathan A. Knee

/s/ Timothy G. Lalonde
Timothy G. Lalonde

/s/ Gail Landis
Gail Landis

/s/ M. Sharon Lewellen
M. Sharon Lewellen

/s/ Eduardo G. Mestre
Eduardo G. Mestre

/s/ Neeraj Mital
Neeraj Mital

/s/ Sangam Pant
Sangam Pant

/s/ Michael J. Price
Michael J. Price

/s/ Kathleen G. Reiland
Kathleen G. Reiland

/s/ William Repko
William Repko

(Signature Pages to Contribution and Sale Agreement)

/s/ Brian Roberts
Brian Roberts

/s/ William A. Shutzer
William A. Shutzer

/s/ David Wezdenko
David Wezdenko

/s/ Jane Wheeler
Jane Wheeler

/s/ David Ying
David Ying

/s/ Jurate Kazickas
A&N Associates L.P.
By: Jurate Kazickas, as General Partner

/s/ Jurate Kazickas
Roger C. Altman 1997 Family Limited Partnership
By: Jurate Kazickas, as Managing General Partner

/s/ Roger C. Altman
The Roger C. Altman 2005 Grantor Retained Annuity Trust
By: Roger C. Altman, as Investment Trustee

/s/ Austin M. Beutner
Beutner Family 2001 Long-Term Trust
By: Austin M. Beutner, as Investment Trustee

(Signature Pages to Contribution and Sale Agreement)

/s/ Austin M. Beutner
The Austin M. Beutner 2005 Grantor Retained Annuity Trust
By: Austin M. Beutner, as Investment Trustee

/s/ John R. Varugese
The Neeraj Mital 1997 Insurance Trust
By: John R. Varugese, as Trustee

(Signature Pages to Contribution and Sale Agreement)

PROTEGO PARTNERS:

/s/ Pedro Aspe
Pedro Aspe

/s/ Sergio Sánchez García
Sergio Sánchez García

/s/ Hugo Armando Garza Medina
Hugo Armando Garza Medina

/s/ Antonio Bassols Zaleta
Antonio Bassols Zaleta

/s/ Antonio Sebastián Lucio Francisco Souza Saldívar
Antonio Sebastián Lucio Francisco Souza Saldívar

/s/ Augusto Arellano Ostoa
Augusto Arellano Ostoa

/s/ Fernando Aportela Rodríguez
Fernando Aportela Rodríguez

/s/ Armando Jorge Marcos Penilla
Armando Jorge Marcos Penilla

(Signature Pages to Contribution and Sale Agreement)